Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, LLC, AS BUYER,
AND
TOMPKINS INSURANCE AGENCIES, INC., AS THE COMPANY,
AND
TOMPKINS FINANCIAL CORPORATION, AS SELLER

Dated as of October 31, 2025

TABLE OF CONTENTS
Page
Section 1.1.    Definitions and Defined Terms    1
Section 1.2.    Rules of Construction    1
    ARTICLE II CLOSING TRANSACTIONS; PURCHASE PRICE; CLOSING    2
Section 2.1.    Sale and Purchase of the Purchased Shares    2
Section 2.2.    Purchase Price    2
Section 2.3.    Closing Date Payment    3
Section 2.4.    Payment of Estimated Indebtedness and Estimated Closing Date Seller Expenses    3
Section 2.5.    Time and Place of the Closing    3
Section 2.6.    Closing Deliveries    3
Section 2.7.    Adjustment to Purchase Price.    5
Section 2.8.    Withholding    8
    ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY    8
Section 3.1.    Incorporation; Good Standing/Active Status; Authorization; and Enforceability.    8
Section 3.2.    Conflicts; Consents of Third Parties.    9
Section 3.3.    Capitalization.    9
Section 3.4.    Subsidiaries    10
Section 3.5.    Organizational Documents; Qualifications.    10
Section 3.6.    Financial Statements    10
Section 3.7.    Absence of Certain Developments    11
Section 3.8.    Taxes    13
Section 3.9.    Real Property    15
Section 3.10.    Tangible Personal Property; Sufficiency of Assets    16
Section 3.11.    Intellectual Property; Company IT Assets    17
Section 3.12.    Data Privacy; Information Security.    18
Section 3.13.    Material Contracts.    19
Section 3.14.    Employee Benefit Plans.    21
Section 3.15.    Labor and Employment Matters    23
Section 3.16.    Litigation    25
Section 3.17.    Compliance with Laws; Permits.    25
Section 3.18.    Environmental Matters    26
Section 3.19.    Fees and Expenses of Brokers and Others    26
Section 3.20.    Insurance    27
Section 3.21.    Related Party Transactions    27
Section 3.22.    Major Clients and Carriers and Relationships; Agency Activities.    28
Section 3.23.    Fiduciary and Third-Party Funds    29
Section 3.24.    Bank Accounts.    29

    ARTICLE IV REPRESENTATIONS AND WARRANTIES BY SELLER    29
Section 4.1.    Organization and Good Standing    29
Section 4.2.    Authorization; Enforceability    29
Section 4.3.    Conflicts; Consents of Third Parties.    29
Section 4.4.    Capitalization; Ownership of Purchased Shares    30
Section 4.5.    Litigation    30
Section 4.6.    Fees and Expenses of Brokers and Others    30
    ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    30
Section 5.1.    Organization and Good Standing    31
Section 5.2.    Authorization    31
Section 5.3.    Financial Ability    31
Section 5.4.    Consents and Approvals; No Violations.    31
Section 5.5.    Brokers    31
Section 5.6.    Litigation    31
Section 5.7.    Accredited Investor    32
    ARTICLE VI COVENANTS OF THE PARTIES    32
Section 6.1.    Fees and Expenses    32
Section 6.2.    Public Announcements    32
Section 6.3.    Indemnification; Directors’ and Officers’ Insurance.    32
Section 6.4.    Employee Matters    33
Section 6.5.    Retention and Access to Records    34
Section 6.6.    Tax Matters    35
Section 6.7.    Related Party Transactions; Intercompany Guarantees; Intercompany Accounts    38
Section 6.8.    Commingled Contracts    39
Section 6.9.    RWI Policy    39
Section 6.10.    Restrictive Covenants    40
Section 6.11.    Seller Release    43
Section 6.12.    Wrong Pockets.    43
Section 6.13.    Buyer’s Due Diligence Investigation.    43
Section 6.14.    Assignment of Confidentiality Agreements.    44
Section 6.15.    Post-Closing Contractual Consents and Waivers    44
Section 6.16.    Certain Intellectual Property Matters.    44
Section 6.17.    Further Assurances.    45
    ARTICLE VII INDEMNIFICATION    45
Section 7.1.    Survival    45
Section 7.2.    Indemnification Obligations.    45
Section 7.3.    Order of Indemnity Recourse.    48
Section 7.4.    Indemnification Procedure    48
Section 7.5.    Determination of Loss Amount and Indemnification Obligations    49
Section 7.6.    Exclusive Remedies    50

    ARTICLE VIII MISCELLANEOUS    51
Section 8.1.    Entire Agreement; Successors and Assigns and Assignment    51
Section 8.2.    Notices    51
Section 8.3.    Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.    52
Section 8.4.    Parties in Interest    53
Section 8.5.    Execution of this Agreement    53
Section 8.6.    Severability    53
Section 8.7.    Non-Recourse.    53
Section 8.8.    Specific Performance    53
Section 8.9.    Amendment and Modification; Waiver    53
Section 8.10.    Disclosure Generally    54
Section 8.11.    Legal Representation    54
Section 8.12.    Deliveries to Buyer    54
Section 8.13.    Relationship of the Parties    54

EXHIBITS
Exhibit A    Definitions and Defined Terms
Exhibit B     Form of Transition Services Agreement
Exhibit C    Form of Referral Agreement
Exhibit D    Form of Commercial Agreement
Exhibit E    Form of Benefits Consulting Agreement
Exhibit F     Agreed Accounting Principles; Sample NWC Calculation
Exhibit G     Trust Cash Detail
Exhibit H    Allocation Methodology
Exhibit I    Form of the RWI Policy

Exhibit 2.1
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2025, by and among Arthur J. Gallagher Risk Management Services, LLC, a Delaware limited liability company (the “Buyer”), Tompkins Financial Corporation, a New York corporation (“Seller”), and Tompkins Insurance Agencies, Inc., a New York corporation (the “Company”), recites and provides as follows:
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $25.00 per share, of the Company (the “Purchased Shares”);
WHEREAS, at Closing, Buyer desires to purchase from Seller, for the Purchase Price (as defined herein) (the payment of which shall be made in accordance with Article II), and Seller desires to sell to Buyer, the Purchased Shares;
WHEREAS, as a result of the purchase of the Purchased Shares, immediately following the Closing, Buyer will own all of the Purchased Shares;
WHEREAS, in connection with the Closing (as defined herein), Buyer, the Company and Seller will be entering into a Transition Services Agreement (as defined herein) which will provide for certain services to be provided between the Parties for a limited period of time; and
WHEREAS, the Company, Seller, and Buyer desire to make certain representations, warranties, covenants, and agreements in connection with the Transactions (as defined herein) as set forth herein.
NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined herein) hereby agree as follows:
Article I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1.Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.
Section 1.2.Rules of Construction.
(a)Buyer, Seller, and the Company are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.” All article, section, schedule, and exhibit references in this Agreement are to the articles, sections, schedules, and exhibits to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,”

“herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.
(c)References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case, as amended or otherwise modified from time to time through the date hereof.
(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)The Parties acknowledge and agree that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. If any Party has breached any representation or warranty, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation or warranty.
(f)Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
(g)All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
(h)Unless otherwise stated, accounting terms used and not expressly defined in this Agreement and any Exhibit hereto shall have the meanings given to them under GAAP.
(i)No comments delivered by Buyer to the Estimated Closing Statement (or any components thereof), or Buyer’s failure to deliver any such comments, will be deemed to constitute any waiver or release of any of Buyer’s rights under this Agreement.
Article II
CLOSING TRANSACTIONS; PURCHASE PRICE; CLOSING
Section 2.1.Sale and Purchase of the Purchased Shares. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase, acquire, and accept from Seller, and Seller shall sell, assign, transfer and convey to Buyer, free and clear of all Liens (other than Liens arising under applicable securities Laws), the Purchased Shares; and Buyer shall pay and deliver the Purchase Price as consideration for the Purchased Shares, subject to the adjustments set forth in Section 2.7.

Section 2.2.Purchase Price. Subject to the adjustments set forth in Section 2.7, the aggregate cash purchase price (the “Purchase Price”) to be paid by Buyer in consideration for the Purchased Shares at the Closing shall be an amount equal to the sum of:
(a)$223,000,000 (the “Base Price”);
(b)either:
(i)plus any Estimated Net Working Capital Surplus (if any); or
(ii)minus any Estimated Net Working Capital Deficit (if any);
(c)plus the Estimated Cash and Cash Equivalents;
(d)minus the Estimated Indebtedness; and
(e)minus the Estimated Closing Date Seller Expenses.
Section 2.3.Closing Date Payment . At the Closing, Buyer shall make payment to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller an amount equal to the Purchase Price.
Section 2.4.Payment of Estimated Indebtedness and Estimated Closing Date Seller Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, by wire transfer of immediately available funds, all amounts necessary to discharge fully all Estimated Indebtedness and all Estimated Closing Date Seller Expenses set forth on the Estimated Closing Statement in accordance with the wire instructions provided by Seller therefor. Notwithstanding anything herein to the contrary, the payments to be made by Buyer pursuant to this Section 2.4 shall not exceed the Base Price plus the Estimated Net Working Capital Surplus (if any) or minus the Estimated Net Working Capital Deficit (if any).
Section 2.5.Time and Place of the Closing. The closing (the “Closing”) of the Transactions shall take place on the date hereof. The Closing shall be deemed effective as of 11:59 p.m., Eastern time, on the Closing Date. The Closing shall take place by delivery of the documents to be delivered at the Closing by electronic transmission. All document deliveries and payments by one Party to another Party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred.
Section 2.6.Closing Deliveries.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(i)a certificate representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers transferring such Purchased Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws), to Buyer;
(ii)a good standing certificate for the Company and each Company Subsidiary issued by the Secretary of State (or equivalent) of each jurisdiction in which such entity is qualified to do business, dated no earlier than five (5) Business Days prior to the Closing Date;
(iii)a certificate executed by the secretary or other authorized officer of Seller attaching and certifying as to the true and correct (A) copies of the Organizational Documents of the Company and each Company Subsidiary (other than the Bylaws of TI 2 Agency, Inc.), (B) the incumbency and specimen signature of each officer or similar authorized representative of Seller, the Company or any Company Subsidiary executing this Agreement or any Transaction Documents on Seller’s, the Company’s or any Company Subsidiary’s behalf, and (C) a copy of the resolutions of Seller’s board of board of directors authorizing the Transactions and Seller’s, the Company’s and any Company Subsidiary’s execution, delivery and performance of the Agreement and any Transaction Documents to which it is a party;
(iv)a Transition Services Agreement, duly executed by Seller and the Company, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”);
(v)a Referral Agreement, duly executed by Seller and the Company, in substantially the form attached hereto as Exhibit C (the “Referral Agreement”);
(vi)a Commercial Agreement, duly executed by Seller and the Company, in substantially the form attached hereto as Exhibit D (the “Commercial Agreement”);
(vii)a Benefits Consulting Agreement, duly executed by Seller and the Company, in substantially the form attached hereto as Exhibit E (the “Benefits Consulting Agreement”);
(viii)duly executed copies of payoff letters (collectively, the “Payoff Letters”), in form and substance reasonably satisfactory to Buyer, from each holder of Indebtedness contemplated to be repaid at Closing (together with a properly completed and duly executed Internal Revenue Service Form W-9 for each such holder of Indebtedness), which Payoff Letters shall provide that, upon payment in full of the amounts indicated, all such Indebtedness will be paid in full and, to the extent applicable, all Liens securing such Indebtedness shall be terminated and released in full, together with all applicable release documentation evidencing the termination of all Liens securing such Indebtedness;
(ix)copies of complete and final invoices with respect to the Closing Date Seller Expenses contemplated to be paid by Buyer at the Closing (together with a properly completed and duly executed Internal Revenue Service Form W-9 from each applicable third-party payee);
(x)a properly completed and duly executed Internal Revenue Service Form W-9 for Seller dated on or reasonably prior to the Closing Date;
(xi)evidence, in a form and substance reasonably acceptable to Buyer, that the Company has removed (and provided notice of removal of) all of the directors and officers of the Company effective on or prior to Closing;
(xii)an employment agreement with Buyer or its Affiliate, duly executed by each employee set forth on Section 2.6(a)(xii) of the Disclosure Schedules, in form and substance reasonably satisfactory to the Buyer (collectively, the “Key Employee Employment Agreements”);
(xiii)evidence of fully-paid Tail Policies, in each case in form and substance reasonably satisfactory to Buyer;

(xiv)evidence, in form and substance reasonably satisfactory to Buyer, that all of the Related Party Transactions (other than the Transaction Documents and those agreements set forth on Section 6.7 of the Disclosure Schedules) have been terminated without any further or continuing Liability or obligation of the Company thereunder;
(xv)evidence, in form and substance reasonably satisfactory to Buyer, that the Company has obtained, as applicable, all consents or approvals set forth on Section 2.6(a)(xv) of the Disclosure Schedules, and that each such consent or approval has not been revoked or cancelled;
(xvi)an IRS Form 8023, in form and substance reasonably acceptable to Buyer, sufficient to effect the 338 Election, and any other form necessary to effect the 338 Election under federal or state Law, in each case, properly executed by Seller;
(xvii)an amendment to the Amended and Restated Master Lease Agreement for the premises listed on Section 2.6(a)(xvii) (the “TIA Master Lease Amendment”), duly executed by Tompkins Community Bank, an Affiliate of Seller;
(xviii)an amendment to the Amended and Restated Master Lease Agreement for the premises listed on Section 2.6(a)(xviii) (the “TCB Master Lease Amendment”), duly executed by Tompkins Community Bank, an Affiliate of Seller; and
(xix)any certificates of title necessary to effectuate or record the transfer of any Real Property or Tangible Personal Property owned, leased, licensed, or used by the Company or any Company Subsidiary, duly executed by Seller, any Company Subsidiary, or the Company, as applicable; and
(xx)such other documents and instruments as reasonably requested by Buyer in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i)evidence reasonably satisfactory to Seller that coverage under the RWI Policy has incepted as of the Closing Date;
(ii)the Transition Services Agreement, duly executed by Buyer;
(iii)the Referral Agreement, duly executed by Buyer;
(iv)the Commercial Agreement, duly executed by Buyer;
(v)the Key Employee Employment Agreements, duly executed by Buyer or its Affiliate;
(vi)the TIA Master Lease Amendment, duly executed by the Company; and
(vii)the TCB Master Lease Amendment, duly executed by the Company.

Section 2.7.Adjustment to Purchase Price.
(a)Delivery of Estimated Closing Statement. At least five (5) days prior to the Closing Date, Seller prepared and delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) an estimated balance sheet of the Company and the Company Subsidiaries as of the Closing Date, and (ii) Seller’s good faith estimates of, with respect to the Company and the Company Subsidiaries, (1) as of the Closing, Cash and Cash Equivalents (“Estimated Cash and Cash Equivalents”), (2) as of the Closing, Net Working Capital (“Estimated Net Working Capital”), (3) as of the Closing, Indebtedness (“Estimated Indebtedness”), and (4) as of the Closing, Closing Date Seller Expenses (“Estimated Closing Date Seller Expenses”). The Estimated Closing Statement and each component thereof were prepared by Seller in good faith and in accordance with the terms of this Agreement and the Agreed Accounting Principles (without giving effect to the transactions contemplated by this Agreement).
(b)Delivery of Final Closing Statement. As promptly as practicable, but in no event later than one hundred and twenty (120) days following the Closing, Buyer will, in good faith and in accordance with the terms of this Section 2.7, prepare and deliver to Seller a written statement (the “Final Closing Statement”) containing (i) Buyer’s good faith calculation of the actual Cash and Cash Equivalents as of the Closing, actual Net Working Capital as of the Closing, actual Indebtedness as of the Closing and actual Closing Date Seller Expenses as of the Closing, in each case, of the Company and the Company Subsidiaries, together with reasonable supporting detail of each of the calculations contained therein, and (ii) a balance sheet of the Company and the Company Subsidiaries as of the Closing Date (the “Final Closing Balance Sheet”). The Final Closing Statement and each component thereof shall be prepared by Buyer in good faith and in accordance with the terms of this Agreement and the Agreed Accounting Principles (without giving effect to the transactions contemplated by this Agreement). Furthermore, the Final Closing Statement will entirely disregard any and all purchase accounting effects on the assets or Liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates.
(c)In connection with Buyer’s preparation of the Final Closing Statement, Buyer and its Representatives shall be permitted reasonable access to Seller and its Representatives (including its accountants) upon reasonable advance notice and during normal business hours for purposes of providing reasonable assistance to Buyer and its Representatives in connection with the preparation of the Final Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Seller or its Affiliates.
(d)Review of Final Closing Statement; Objection. Seller shall have sixty (60) days from the date of receipt of the Final Closing Statement (the “Review Period”) to review the Final Closing Statement. In connection with such review, Buyer shall provide Seller and its Representatives (including accountants) reasonable access during normal business hours and upon reasonable advance notice to Buyer and its Representatives and the records and work papers prepared by Buyer or Buyer’s accountants, in each case, relating to the preparation of the Final Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer, the Company or any of their respective Affiliates.
(e)If Seller disagrees with Buyer’s calculation of Cash and Cash Equivalents, Net Working Capital, Indebtedness or Closing Date Seller Expenses, Seller shall deliver written notice (an “Objection Notice”) of such disagreement to Buyer on or before the last day of the Review Period. The Objection Notice shall specify (i) the items in dispute, (ii) the rationale for such disagreement, (iii) the dollar amounts of any adjustments that are necessary in Seller’s judgment, and (iv) reasonable support for each of the foregoing. If Seller delivers an Objection Notice to Buyer, Buyer and Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Buyer has received the Objection Notice, then they shall, within five (5) days after the written request of Seller or Buyer, commence the process to jointly retain the Firm (or if the Firm is unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest, the Parties shall, within five (5) days thereafter, jointly retain another accounting firm mutually acceptable to Seller and Buyer to act as the Firm for purposes of this Agreement solely in accordance with the terms of this Agreement, to resolve any remaining disagreements). In connection with engaging the Firm, Buyer and Seller agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to Buyer and Seller. Buyer, Seller, and their respective agents will cooperate in good faith with the Firm during its resolution of any disagreements included in the Objection Notice. Unless otherwise agreed by Buyer and Seller in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement; provided, that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm will consider only those items and amounts set forth in the Objection Notice that Buyer and Seller are unable to resolve. The Firm shall base its determination solely on the written submissions of Buyer and Seller and shall not conduct an independent investigation. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or Seller. Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the preparation of the Final Closing Statement and the calculation of Cash and Cash Equivalents, Net Working Capital, Indebtedness and Closing Date Seller Expenses were done in a manner consistent with this Agreement and whether there were mathematical errors in the preparation of the Final Closing Statement or the calculation of Cash and Cash Equivalents, Net Working Capital, Indebtedness or Closing Date Seller Expenses, and the Firm is not to make any other determination. The Firm’s determination of Cash and Cash Equivalents, Net Working Capital, Indebtedness and Closing Date Seller Expenses, including each of the components thereof, shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the terms and conditions of this Agreement. Buyer, on the one hand, and Seller, on the other hand, shall each pay their own fees and expenses with respect to this Section 2.7. The fees and disbursements of the Firm (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne (i) by Buyer, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (ii) by Seller, in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. For example, if Buyer and Seller dispute $1,000,000 of a proposed Purchase Price adjustment to be paid to Seller, the Firm determines that such payment to Seller should be $400,000 and the Purchase Price Adjustment Dispute Expenses are $100,000, then (1) Buyer shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses and (2) Seller shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to Buyer and Seller and shall be deemed final, conclusive, and binding on the Parties. The Parties agree that judgment may be entered upon the written report of award of the Firm in any court of competent jurisdiction (including any court having jurisdiction pursuant to Section 8.3).

(f)Final and Binding Determination.
(i)The final Cash and Cash Equivalents, Net Working Capital, Indebtedness and Closing Date Seller Expenses of the Company and the Company Subsidiaries, in each case as of the Closing and as agreed to by Buyer and Seller or as determined by the Firm, as applicable, shall be deemed the “Final Cash and Cash Equivalents,” “Final Net Working Capital,” “Final Indebtedness” and “Final Closing Date Seller Expenses” for all purposes herein.
(ii)Upon determination of the Final Cash and Cash Equivalents, Final Net Working Capital, Final Indebtedness and Final Closing Date Seller Expenses in accordance with this Section 2.7, the Purchase Price shall be calculated using the Final Cash and Cash Equivalents (rather than the Estimated Cash and Cash Equivalents), Actual Net Working Capital Surplus (rather than the Estimated Net Working Capital Surplus), Actual Net Working Capital Deficit (rather than the Estimated Net Working Capital Deficit), Final Indebtedness (rather than the Estimated Indebtedness) and Final Closing Date Seller Expenses (rather than the Estimated Closing Date Seller Expenses) (as so calculated, the “Final Purchase Price”), and the following payments shall be made:
1)If the Final Purchase Price is greater than the Purchase Price paid by Buyer at the Closing, Buyer shall pay such difference to Seller on or before the fifth (5th) Business Day following the determination of the Final Purchase Price, by wire transfer in immediately available funds to the account or accounts designated by Seller.
2)If the Final Purchase Price is less than the Purchase Price paid by Buyer at the Closing, Seller shall pay such difference to Buyer on or before the fifth (5th) Business Day following the determination of the Final Purchase Price, by wire transfer in immediately available funds to the account or accounts designated by Buyer.
(iii)Any payments made pursuant to this Section 2.7 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns.
Section 2.8.Withholding. Buyer and the Company shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement those Taxes that are required to be deducted and withheld under applicable Law. All such withheld amounts shall be treated as delivered to the applicable payee hereunder and such amounts shall be timely remitted to the applicable Governmental Authority. If Buyer determines that an amount is required to be deducted and withheld from a payment contemplated in this Agreement (except in the case of any withholding required as a result of Seller’s failure to deliver an IRS Form W-9 pursuant or any withholding on compensatory payments made in connection with this Agreement), Buyer shall use commercially reasonable efforts to provide Seller, at least three (3) Business Days prior to the date the applicable payment is scheduled to be made, (a) written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and (b) a reasonable opportunity for Seller to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding).

Article III
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY
Seller represents and warrants as of the date hereof (unless such representations are expressly made as of an earlier date, and in such instance as of such specified date) as follows:
Section 3.1.Incorporation; Good Standing/Active Status; Authorization; and Enforceability. The Company is a corporation duly incorporated, validly existing and is in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party will be, at or prior to the Closing, duly and validly executed and delivered by the Company (assuming the due authorization, execution and delivery by the other parties hereto and thereto). This Agreement constitutes, and each other Transaction Document to which the Company is a party will constitute, upon due execution and delivery thereof, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and, as to enforceability, subject to general principles of equity.
Section 3.2.Conflicts; Consents of Third Parties.
(a)Provided that the notifications and approvals set forth in Section 3.2(a) of the Disclosure Schedules are made or obtained, none of the execution and delivery by the Company of this Agreement or the Transaction Documents to which the Company is a party, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate or conflict with the Organizational Documents of the Company or any Law as applicable to the Company; (ii) violate, conflict with or result in a breach of or default (with notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of any Material Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of their properties or assets or of the Business are bound or affected or cause the creation of any Lien, other than Permitted Liens, upon any of the assets of the Company or any Company Subsidiary or of the Business.
(b)Except (i) as set forth in Section 3.2(b) of the Disclosure Schedules, (ii) for compliance with the applicable requirements of the HSR Act, or (iii) for compliance with any applicable securities Laws, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller or any of its Affiliates (including the Company or any Company Subsidiary) in connection with its execution and delivery of this Agreement or the Transaction Documents or the compliance by the Company or any Company Subsidiary with any of the provisions hereof or thereof, or the consummation of the Transactions that has not been made or received prior to the date hereof.
Section 3.3.Capitalization.

(a)The authorized capital stock of the Company consists of two hundred (200) authorized shares of common stock, par value $25.00 per share (the “Common Stock”), ten (10) shares of which are issued and outstanding. The Purchased Shares constitute all of the issued and outstanding equity interests of the Company and no other equity interests (including any Common Stock) are issued, issuable, reserved for issuance or otherwise outstanding other than the Purchased Shares. The Purchased Shares are owned of record and beneficially by Seller, free and clear of all Liens (other than Liens arising under applicable securities Laws). Upon consummation of the Transactions, Buyer shall own all of the Purchased Shares, free and clear of all Liens, and, as a result, Buyer shall acquire all of the equity interests, directly or indirectly, in each of the Company and each Company Subsidiary. All of the Purchased Shares were duly authorized for issuance, are validly issued, are fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were offered, issued, sold, and delivered in compliance with applicable Laws (or pursuant to exemptions from such Laws). None of the Purchased Shares were issued in violation of any agreement, arrangement or commitment to which Seller or any Affiliate of Seller (including the Company and the Company Subsidiaries) is a party or is otherwise subject to (including their respective Organizational Documents).
(b)Since the Relevant Date: (i) there has been no outstanding or authorized option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into Purchased Shares or any other equity securities of the Company and the Company Subsidiaries, “phantom equity” or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of the Company and the Company Subsidiaries or Contracts of such character to which the Company or any Company Subsidiary is a party, and there have been no securities of the Company or any Company Subsidiary outstanding which upon conversion or exchange would require the issuance of any Purchased Shares or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the Purchased Shares or any other securities of the Company or any Company Subsidiary, (ii) there have been no outstanding stock appreciation rights, phantom stock, performance stock, profit participation or similar equity based-rights with respect to the Company and the Company Subsidiaries or the Business, (iii) there have been no written agreements to which Seller or any Affiliate of Seller (including the Company or any Company Subsidiary) is a party with respect to the voting, ownership or transfer of the Purchased Shares or any other securities of the Company or any Company Subsidiary, (iv) there have been no bonds, indentures, notes or other debt instruments (including any Indebtedness), in each case, issued or issuable by the Company or any Company Subsidiary that provide the right to vote or that are convertible into securities that have the right to vote on any matters on which holders of Purchased Shares may vote, and (v) neither the Company nor any Company Subsidiary has had any obligation to purchase, redeem or otherwise acquire any of its respective equity interests, securities or other instruments (whether bonds, indentures, notes or other debt instruments, including any Indebtedness).
Section 3.4.Subsidiaries. Section 3.4 of the Disclosure Schedules lists each direct and indirect Subsidiary of the Company (collectively, the “Company Subsidiaries”), its jurisdiction of organization, and the record and beneficial owner of all issued and outstanding equity interests of each such Company Subsidiary. Other than for the equity interests set forth on Section 3.4 of the Disclosure Schedules, there are no other equity interests issuable or reserved for issuance to any Person. Each Company Subsidiary is validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Company Subsidiary has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted. Other than the Company Subsidiaries, for the past five (5) years there has been no other director or indirect Subsidiary of the Company.
Section 3.5.Organizational Documents; Qualifications. Seller has furnished to Buyer true, complete and correct copies of the Organizational Documents of the Company and each Company Subsidiary,

which documents are in full force and effect as of the Closing Date. Neither the Company nor any Company Subsidiary is in default under or in material violation of any provision of its Organizational Documents. The Company and the Company Subsidiaries are duly licensed or qualified to do business and are in good standing (or equivalent status as applicable) in each jurisdiction in which the properties owned or leased by them or the operation of its business (including the Business) makes such licensing or qualification required by applicable Laws, except where failure to be so licensed or qualified would not have a Material Adverse Effect. Section 3.5 of the Disclosure Schedules lists (i) all current directors and officers of each of the Company and the Company Subsidiaries; and (ii) each jurisdiction in which the Company and each Company Subsidiary are licensed or qualified to do business.
Section 3.6.Financial Statements.
(a)Attached to Section 3.6(a) of the Disclosure Schedules are true and complete copies of (i) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2023, and December 31, 2024, and the related unaudited statements of income and comprehensive income, and cash flows for the years then ended, and (ii) the unaudited balance sheet of the Company and the Company Subsidiaries as of August 31, 2025, and the related statements of income for the eight (8) month period then ended (such interim period financial statements referenced in this subclause (ii), the “Interim Financial Statements”, together with the financial statements referenced in subclause (i), the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to (x) the absence of notes, and (y) solely in the case of the Interim Financial Statements, to normal year-end adjustments (none of which such absent notes or normal year-end adjustments are would be material, whether individually or in the aggregate). The Financial Statements present fairly in all material respects the financial position, results of operations, and cash flows for each of (x) the Company and the Company Subsidiaries, and (y) of the Business as of the dates and for the periods indicated in such Financial Statements, as applicable. For the purposes hereof, the balance sheet included in the Interim Financial Statements is referred to herein as the “Balance Sheet” and the date of the Balance Sheet, is referred to herein as the “Balance Sheet Date.”
(b)The systems of internal controls of Seller and its Affiliates (including the Company and the Company Subsidiaries) are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements of the Business in conformity with GAAP; (ii) material receipts and expenditures of the Business are executed only in accordance with the authorization of management of the Company, the Company Subsidiaries, or Seller; (iii) the unauthorized acquisition, use or disposition of any assets of the Business that would materially affect the financial statements of the Company, the Company Subsidiaries or of the Business are prevented and timely detected; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)There are no material deficiencies in the books and records of the Business or of the Company or any Company Subsidiary. Such books and records have been maintained in the Ordinary Course of Business. The Financial Statements have been prepared accurately based on such books and records.
(d)There are no Liabilities of any kind or nature with respect to the Business, the Company or any Company Subsidiary, other than (i) Liabilities specifically, accurately and adequately set forth and reserved against in the Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, or (iii) except as set forth on Section 3.6(d) of the Disclosure Schedules, Liabilities that are not, in the aggregate, in excess of $100,000.

(e)The accounts receivable reflected in Seller’s calculation of Closing Net Working Capital (collectively, the “Accounts Receivable”) (i) have arisen from bona fide transactions entered in to by the Company or the Company Subsidiaries involving the sale of products or the rendering of services (or, in the case of nontrade accounts or notes represent amounts receivable in respect of other bona fide business transactions) in the Ordinary Course of Business and in respect of the Business, and (ii) constitute only valid, undisputed claims of the Company or the Company Subsidiaries in respect of the Business. The allowance for doubtful accounts reflected in Seller’s calculation of Closing Net Working Capital is reasonable and adequate to absorb probable losses in the Accounts Receivable. There is no Lien on any Accounts Receivable other than Permitted Liens, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Accounts Receivable.
Section 3.7.Absence of Certain Developments. Since the Balance Sheet Date, (A) there has not been a Material Adverse Effect; (B) except as set forth on Section 3.7 of the Disclosure Schedules, each of the Business, the Company and the Company Subsidiaries has conducted its business in the Ordinary Course of Business; and (C) except as set forth on Section 3.7 of the Disclosure Schedules, neither the Business, the Company nor any Company Subsidiary has, as applicable:
(a)issued, sold, disposed of, transferred or granted any equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests, or any rights, warrants, options, calls, commitments, “phantom equity” or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of the Company or any Company Subsidiary, or entered into any Contracts to purchase or acquire any equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests or any other securities in respect of, in lieu of, or in substitution for, equity interests outstanding on the date hereof;
(b)split, combined, subdivided, or reclassified any equity interests;
(c)repurchased, redeemed or otherwise acquired any equity interests of the Company or any Company Subsidiary;
(d)adopted any amendments to its Organizational Documents or effected or become a party to any recapitalization, reclassification, reorganization, complete or partial liquidation, dissolution or a similar transaction, except as provided by this Agreement;
(e)other than in the Ordinary Course of Business, cancelled any material third party Indebtedness owed to the Business, the Company or any Company Subsidiary;
(f)other than borrowings by the Company or any Company Subsidiary in the Ordinary Course of Business, incurred any additional material Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for any additional material Indebtedness of another Person or made any loans, advances or capital contributions to or investments in any Person (except for customary loans and travel advances made in the Ordinary Course of Business to employees of the Business in connection with their service as an employee of the Business), or entered into any Contracts with respect to any of the foregoing;
(g)sold, leased, licensed, transferred or otherwise encumbered or subjected (or allowed to become subjected) to any Lien, or otherwise disposed of any of its properties, rights, or assets (including (x) any line or book of business, or (y) any capital asset or related capital assets), except as was immaterial to the Business, in the Ordinary Course of Business, or in connection with the Closing of the transactions contemplated by this Agreement;
(h)made or agreed to make any capital expenditures that individually or in the aggregate exceed $100,000;
(i)except as may be required by Law or Employee Benefit Plan or as contemplated by this Agreement, or in connection with an annual renewal, entered into, adopted, modified or amended in any fashion that would increase the cost to the Business, the Company or any Company Subsidiary: (x) any Company Benefit Plan or (y) any employment agreements with any Company Employee whose annual base salary exceeds $100,000;
(j)made any change to the accounting methods, principles, or practices or to the Financial Statements or to the working capital policies applicable to the Business, the Company or any Company Subsidiary, except as required by GAAP;
(k)except for entering into any license agreements in the Ordinary Course of Business, transferred, granted to any third party, or otherwise disposed of, any rights with respect to any material Intellectual Property;
(l)declared, set aside or paid any dividend or distribution except for cash dividends or distributions that are declared and paid in full prior to the Closing (with no such cash amount contemplated by this Section 3.7(m) being included as Cash and Cash Equivalents (or as a current asset in the calculations contemplated by Section 2.7);
(m)other than as set forth on Section 3.7(m) of the Disclosure Schedules, (A) entered into any Material Contract, (B) partially or completely terminated, released or waived any rights under any Material Contract, (C) partially or completely modified, amended or renewed any Material Contract, (D) canceled, modified or waived any Indebtedness or claims held in respect of the Business, the Company or any Company Subsidiary, or (E) entered into any Contract with an Affiliate;
(n)granted or made any commitment to grant, to any of the Company’s current or former directors, officers, employees or contractors, any increase in compensation, severance, incentive equity or other incentive pay;
(o)established, adopted, entered into, terminated, or amended any collective bargaining agreement or other Contract relating to the representation of employees;
(p)implemented any employee layoffs or plant closings implicating the WARN Act;
(q)acquired by merging or consolidating with, or by purchasing a substantial portion of the assets or any portion of the equity of, or by any other manner, any business or any Person;
(r)(x) delayed or postponed any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business and consistent with past practice) or (y) accelerated the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business and consistent with past practice);
(s)instituted, settled, or offered or proposed to settle, any legal proceeding;

(t)changed the terms of, or terminated, any Insurance Policy, other than renewals in the Ordinary Course of Business; or
(u)agreed to or authorized any Person to take any of, the foregoing actions.
Section 3.8.Taxes.
(a)All Income Tax and other material Tax Returns required to be filed by the Company or any of the Company Subsidiaries under applicable Laws have been duly and timely filed (taking into account all applicable extensions). All such Tax Returns were true, correct and complete in all material respects, and were prepared in compliance with all applicable Laws. Except as set forth on Section 3.8(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)All Income Tax and other material Taxes due and payable by the Company or any Company Subsidiary or with respect to the assets of the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid in full.
(c)Neither the Company nor any Company Subsidiary has been notified in writing by any Taxing Authority that any audit, exam, review or other proceeding is currently contemplated or pending. No action, audit, examination, review or other administrative or judicial proceeding is ongoing against or with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary. All Tax deficiencies asserted, or Tax assessments made, against the Company or any Company Subsidiary have been fully paid or finally settled. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.
(d)Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6, as a transferee or successor or by Contract (other than a Commercial Tax Agreement). Neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes (other than a group where Seller is the common parent) or filed or been included in a Tax Return with another Person. Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than a Commercial Tax Agreement).
(e)Each of the Company and the Company Subsidiaries has collected or withheld and paid or remitted all Taxes required to have been collected or withheld and paid or remitted by it, and complied with all related information reporting and backup withholding provisions of applicable Law.
(f)Neither the Company nor any Company Subsidiary has participated in or been the promoter of any “reportable transaction” as defined in Section 1.6011-4 of the Treasury Regulations.
(g)Neither the Company nor any Company Subsidiary is or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code). Section 3.8(g) of the Disclosure Schedule lists the U.S. federal income tax classification of the Company and each Company Subsidiary currently and for the preceding 60 months.

(h)Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after (or the portion of any Straddle Tax Period beginning after) the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of any other Tax Law) or other Tax related Contract executed prior to the Closing; (iv) intercompany transactions entered into prior to the Closing or any excess loss account as of the Closing Date, each as described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of any other Tax Law); (v) prepaid amount received prior to the Closing or deferred revenue accrued prior to the Closing, or (vi) application of Sections 951, 951A, 956 or 965 to a transaction or event prior to the Closing.
(j)There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any assets of the Company or any Company Subsidiary.
(k)No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or Company Subsidiary, as applicable, is or may be required to file such Tax Return or pay such Tax. Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction outside the country of its formation by virtue of having a permanent establishment, taxable presence or place of business.
(l)Neither the Company nor any Company Subsidiary has claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, P.L. 116-127, Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136, as amended, or Section 3134 of the Code.
(m)The Company and Company Subsidiaries file a consolidated U.S. federal Income Tax Return with Seller, and Seller is the common parent of the consolidated group.
Section 3.9.Real Property.
(a)Section 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”), including the legal description, street address, and any tax parcel identification number of each property. The Company and Company Subsidiaries, as applicable, have good and marketable title (or its local equivalent) to all of the Owned Real Property free and clear of all Liens, except for Permitted Liens. Other than set forth in Section 3.9(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any option, right of first refusal or other Contract to sell or lease any of the Owned Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).
(b)Section 3.9(b) of the Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all leases or subleases of real property, identifying the address thereof and all parties to such agreements, by the Company or any Company Subsidiary (including all amendments, amendments and restatements, side letters, partial terminations, or other modifications, collectively, the “Real Property Leases”, and the real property subject to such Real Property Leases, the “Leased Real Property”). True and complete copies of all Real Property Leases have been made available to Buyer in the Data Room. Neither the Company nor any Company Subsidiary has received written notice of any event of default by the Company or any Company Subsidiary under any Real Property Lease. The Real Property Leases are in full force and effect and constitute valid and binding agreements of the Company or the applicable Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or obligated under any option, right of first refusal or other Contract to sell, dispose of or lease any of the real property subject to the Real Property Leases or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein except as set forth in the Real Property Leases. No representation or warranty is made herein regarding the status of the fee title (or any matters pertaining to such fee title) of any real property subject to the Real Property Leases.
(c)Except for the Leased Real Property and the Owned Real Property (together, the “Real Property”), neither the Company nor any Company Subsidiary has any interest (fee, leasehold, easement, license or otherwise) in any real property.
(d)The Company or a Company Subsidiary holds a valid fee ownership or leasehold interest in all of the Real Property, as applicable, free and clear of any Liens other than Permitted Liens. The Real Property constitutes all of the real property that is used in connection with the Business.
(e)To the extent in Company’s possession, copies of surveys and copies of existing title insurance policies in favor of the Company or Company Subsidiaries pertaining to the Real Property have been delivered to Buyer in the Data Room.
(f)Except as set forth on Section 3.9(f) of the Disclosure Schedules, the buildings and other improvements located on the Real Property, other than those subject to a Real Property Lease entered into with a non-Affiliate, are structurally sound and in good condition and repair for the purpose for which they are currently used, reasonable wear and tear excepted. The buildings and improvements located on the Real Property that are subject to a Real Property Lease entered into with a non-Affiliate are, to Seller’s Knowledge, structurally sound and in good condition and repair for the purpose for which they are currently used, reasonable wear and tear excepted.
(g)The Company or Company Subsidiary, as applicable, has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.
(h)Neither the Company, Company Subsidiaries, nor Seller has received any written notice, and have no Knowledge, of (i) existing violations of building codes and/or zoning ordinances or other governmental orders, regulations, or Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property or Business as currently operated.
(i)[Reserved.]
(j)The Company, Company Subsidiaries, and Seller have not received written notice of any litigation pending or threatened against the Company, Company Subsidiaries, or Seller or any of the Real Property that might materially and adversely affect the Real Property or the Tangible Personal Property.
(k)Except as set forth on Section 3.9(k) of the Disclosure Schedules, there are no service contracts, maintenance agreements, vendor contracts, management agreements, or other ongoing contractual commitments for services related to the Real Property (including, without limitation, property management, landscaping, cleaning, security, HVAC maintenance, elevator service, waste management, pest control, snow removal, utilities, insurance brokerage, or other property-related services) that will be binding on Buyer, the Company, or any Company Subsidiary with respect to the Real Property after the Closing.
Section 3.10.Tangible Personal Property; Sufficiency of Assets.
(a)Each of the Company or an applicable Company Subsidiary has good title to, a valid leasehold interest in or a valid right to use, free and clear of any Liens, other than Permitted Liens, all of the tangible personal property reflected in the Balance Sheet or acquired thereafter (the “Tangible Personal Property”). Section 3.10 of the Disclosure Schedules sets forth each lease of personal property to which the Company or any Company Subsidiary is a party involving annual payments in excess of $10,000 or that would have been required to be capitalized under GAAP prior to giving effect to ASC 842 (“Personal Property Leases”). All Tangible Personal Property used, owned or leased by the Business, the Company or any Company Subsidiary is structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost or otherwise outside the Ordinary Course of Business.
(b)Except as set forth on Section 3.10(b) of the Disclosure Schedule and subject to those products and services to be provided by Seller to Buyer and the Company following the Closing under the Transition Services Agreement, upon the consummation of the Closing (i) the assets of the Company and the Company Subsidiaries, taken as a whole, constitute all of the assets necessary for the conduct of the Business and such assets, taken as a whole, are sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing, (ii) other than the Company and the Company Subsidiaries, no member of the Seller Group is a party to any Contract or Permit that relates to the Business, (iii) the Company and the Company Subsidiaries will be able to use all assets of the Business in the same manner in all material respects immediately after the Closing as such assets have been used immediately prior to the Closing, and (iv) all Persons who have responsibilities (whether in the capacity as an employee, consultant or independent contractor) that relate to the Business are employed or engaged by the Company.
Section 3.11.Intellectual Property; Company IT Assets .
(a)Section 3.11 of the Disclosure Schedules sets forth a (a) list of all Registered Intellectual Property owned by the Company or any Company Subsidiary, including the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner, and the legal or beneficial owner and any action, filing and payment that must be taken or made within sixty (60) days after the Closing with respect to such Registered Intellectual Property, (b) description of all material unregistered trademarks that are owned by the Company or any Company Subsidiary and that are material to the business conducted by the Company in the Ordinary Course of Business and (c) list of all Contracts that grant a license to the Company or any Company Subsidiary to use Intellectual Property material to the business currently conducted by the Company (excluding shrink wrap or off-the-shelf software licenses or licenses with annual fees of $50,000 or less). All such registrations for the Registered Intellectual Property are in full force and effect and have not expired or been abandoned. No loss or expiration of any Owned Intellectual Property is threatened in writing (or, to the Knowledge of Seller, orally) or pending, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by the Company or a Company Subsidiary (including failure by the Company or a Company Subsidiary to pay any required maintenance fees).
(b)Either the Company or a Company Subsidiary owns or has a valid right to use all Intellectual Property currently used by it in the conduct of its Business as currently conducted and as conducted for the twenty-four month period preceding the Closing Date. Subject to those products and services to be provided by Seller to Buyer and the Company following the Closing under the Transition Services Agreement, each item of such Intellectual Property will be owned or available for use by the Company or a Company Subsidiary immediately following the Closing on substantially identical terms and conditions as it was available to the Company or a Company Subsidiary immediately prior to the Closing. The Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Owned Intellectual Property is valid, subsisting and enforceable.
(c)To the Knowledge of Seller, the conduct by each of the Company and the Company Subsidiaries of its business (including the Business) as currently conducted and as conducted since the Relevant Date does not Infringe any rights with respect to Intellectual Property owned by any third Person. The Company and the Company Subsidiaries are not the subject of any pending legal proceeding that either alleges a claim of infringement of any Intellectual Property owned by any third Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and the Company has received no written assertion or threat (or, to Seller’s Knowledge, no oral assertion or threat) of such claims. Neither the Company nor any Company Subsidiary has any pending claim against third parties alleging infringement of the Intellectual Property owned or used by it in the conduct of its business as currently conducted and, to the Knowledge of Seller, none of the Company’s or any Company Subsidiary’s rights in any Intellectual Property owned by any of them are being infringed by any other Person. Company and Company Subsidiaries have not made any claims of infringement against any Person.
(d)No funding, facilities, or personnel of any Governmental Authority or any university or other educational institution or research organization has been used in connection with the development of any Owned Intellectual Property and the Company and its predecessors have not participated in any standards setting organization. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.
(e)The Company IT Assets are operational, substantially fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance, and trained personnel which are sufficient in all material respects for the current needs of the Business. The Company has disaster recovery, data back-up, and security plans, procedures, and facilities and has taken commercially reasonable steps to safeguard the availability, security, and integrity of the Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Company has maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets. The Company IT Assets have not suffered any material failure since the Relevant Date.
(f)The Company is in possession of all documentation and other information that is material to its use of the Software used in the Business. The Owned Intellectual Property does not include any Software.
Section 3.12.Data Privacy; Information Security.
(a)Each of the Company and the Company Subsidiaries is, and since the Relevant Date has been, in compliance in all material respects with all applicable Privacy and Security Requirements, including but not limited to the Gramm-Leach Bliley Act (“GLBA”), state and consumer privacy Laws, data breach notification statutes, and, to the extent applicable, international data protection laws such as the General Data Protection Regulation (“GDPR”). Neither the Company nor any Company Subsidiary processes Personal Information in a manner that violates such Laws, and no written notices, complaints, audits, investigations, or inquiries from any Governmental Authority or Person relating to the Company’s or any Company Subsidiary’s processing of Personal Information have been received by, or, to Seller’s Knowledge, been threatened against, the Company or any Company Subsidiary or, with respect to the Business, any other member of the Seller Group.
(b)To Seller’s Knowledge, since the Relevant Date, there has been no material Security Breach or other unauthorized access to or use of Personal Information or the IT systems of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been required to, or has voluntarily, notified any Person or Governmental Authority of any such Security Breach. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such notification obligation.
(c)Each of the Company and the Company Subsidiaries has implemented and maintains written information security policies, procedures, and technical safeguards that are commercially reasonable and materially consistent with applicable legal requirements. Such measures include appropriate administrative, technical, and physical safeguards designed to protect the Personal Information and the IT systems of the Company and the Company Subsidiaries against unauthorized access, disclosure, alteration, or destruction. Each of the Company and the Company Subsidiaries conducts regular risk assessments, security awareness training, and vulnerability remediation consistent with reasonable industry practices.
(d)Each of the Company and the Company Subsidiaries has contractual agreements in place with all material third-party service providers who process Personal Information on its behalf, which include privacy and security obligations that are, in all material aspects, consistent with applicable Law. As applicable, each of the Company and the Company Subsidiaries has contractual agreements as required by HIPAA and 42 C.F.R. Part 2 with all entities that qualify as “business associates” or “subcontractors” as these terms are defined by HIPAA and “qualified service organizations” as this term is defined by 42 C.F.R. Part 2, and Seller has delivered to the Buyer true, correct and complete copies of all such Contracts.
(e)Each of the Company and the Company Subsidiaries has established process to receive, assess, and respond in a timely and legally compliant manner to data subject rights requests, where required by applicable Law. Neither the Company nor any Company Subsidiary “sells” Personal Information or discloses Personal Information to third parties for the purposes of “cross-context behavioral advertising” or “targeted advertising,” as those terms are defined under applicable privacy law. All marketing and solicitation practices of the Company and the Company Subsidiaries comply in all material respects with applicable Laws, including but not limited to CAN-SPAM, TCPA, and any relevant state or federal marketing restrictions.
Section 3.13.Material Contracts.
(a)Section 3.13 of the Disclosure Schedules lists each of the following Contracts to which (x) the Company or any Company Subsidiary is a party or by which any of its assets or properties are bound, or (y) that is entered into for the benefit of the Business by Seller or any of its Affiliates other than the Company and the Company Subsidiaries (such Contracts that are required to be listed on Section 3.13 of the Disclosure Schedules, the “Material Contracts”):
(i)any Company Employee that is a “producer” and whose total compensation (A) earned by such employee in the most recent fiscal year was greater than $200,000, (B) is reasonably expected to be equal to or greater than $200,000, or (C) in the case of a recent hire, is reasonably expected to be in excess of $200,000 in the first twelve month period following such hire’s new employment start date;
(ii)other than in the case of producers, all employment, individual consulting and individual independent contractors providing annual base compensation or annual fees in excess of $200,000;
(iii)all staffing Contracts, employee leasing Contracts and other Contracts for the provision of temporary or seasonal labor to the Company;
(iv)with any direct or indirect equity holders of the Company, or the present officers or directors of the Company or any Company Subsidiary;
(v)with any labor union or other labor Representative, association or other body representing any employee of the Business, the Company or any Company Subsidiary;
(vi)that requires aggregate annual payments by or to the Company or such Company Subsidiary in excess of $100,000, other than in the case of an employment agreement (including those required to be disclosed pursuant to Section 3.13(a)(vi)), or those with insurance carriers or underwriters under $250,000;
(vii)with any Major Client or Major Carrier;
(viii)with a Governmental Authority;
(ix)related to Commission Arrangements;
(x)with any insurance carrier or underwriter involving annual premiums equal to or greater than $2,000,000;
(xi)involving a commitment to make any capital expenditure in excess of $100,000;

(xii)for the sale of (x) any operating business, (y) book of business, or (z) other assets of the Business, the Company or any Company Subsidiary for consideration in excess of $100,000;
(xiii)restricting, limiting or purporting to restrict or limit the ability of the Business, the Company or any Company Subsidiary from competing in any line of business or with any Person or conducting activities in any geographic region or during any period of time;
(xiv)relating to the acquisition since the Relevant Date by the Business, the Company or any Company Subsidiary of (x) any operating business or book of business, (y) equity interests or other capital securities, or (z) any (A) business division, or (B) outside the Ordinary Course of Business for consideration in excess of $100,000, any other assets;
(xv)providing for deferred consideration or subject to future vesting conditions (whether contingent commission, an earnout or otherwise);
(xvi)pursuant to which the Company or any Company Subsidiary has outstanding Indebtedness, or pursuant to which any Liens (other than Permitted Liens) have been, or may be, placed on the assets of the Business, the Company, any Company Subsidiary or the stock or assets of the Company or any Company Subsidiary;
(xvii)providing for the guaranty by the Company, any Company Subsidiary or collateralized by any assets or revenue of the Business, any obligation or Liability of any other Person (including any member of the Seller Group that is not the Company or any Company Subsidiary);
(xviii)providing a guaranty or other form of credit support by any member of the Seller Group (other than the Company or any Company Subsidiary) in favor of the Company or any Company Subsidiary;
(xix)creating any joint venture, partnership or similar arrangement;
(xx)(A) requiring the Company or any Company Subsidiary to purchase its total or what amounts to substantially all its requirements of any product or service from a third party or otherwise deal exclusively with any Person, or (B) containing “take or pay” provisions, so-called “best in house” or “most favored nation” clauses, exclusivity arrangement, agreements to take back or exchange goods, consignment arrangement;
(xxi)granting to any Person a right of first refusal or first offer, or similar preferential rights with respect to (A) any equity, or material property or assets of the Company or any Company Subsidiary or (B) the provision of any services or insurance products to, or through, the Company or any Company Subsidiary;
(xxii)related to Related Party Transactions or any other Contract contemplated by Section 3.21;
(xxiii)constituting Commingled Contracts;
(xxiv)related to the Owned Real Property or Leased Real Property;

(xxv)providing change of control payment, retention, transaction, severance, incentive equity, sale or similar bonus in connection with the Transactions;
(xxvi)primarily relating to the development, ownership, use, registration, or enforcement of, or exercise of any rights under, any Intellectual Property, except for (1) shrink wrap or off-the-shelf software licenses or licenses with annual fees of $50,000 or less and (2) nonexclusive licenses granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice;
(xxvii)granting to any Person powers of attorney with respect to the Business; and
(xxviii)that are otherwise material to the Business.
(b)All Material Contracts (i) are valid and enforceable obligations of the Company or a Company Subsidiary or, as applicable, the other applicable member of the Seller Group and, to the Knowledge of Seller, each other Person party thereto, in each case in accordance with the terms of the Material Contracts and subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and, as to enforceability, subject to general principles of equity, (ii) are in full force and effect and no member of the Seller Group is in breach of or default thereunder. To the Knowledge of Seller, no event has occurred or circumstance exists that, with or without the lapse of time or the giving of notice or both, would or would reasonably be expected to, result in a material default under or beach of any Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Except as set forth on Section 3.13(b), no member of the Seller Group has received any written (or, to the Knowledge of Seller, oral) notice of any default or breach under any Material Contract or of any intention to accelerate any rights under, or terminate, any Material Contract or otherwise has reason to believe a material dispute is reasonable thereunder or imminent.
(c)The Seller has made available to Buyer a copy of each Material Contract.
Section 3.14.Employee Benefit Plans.
(a)Section 3.14(a) of the Disclosure Schedules lists each Company Benefit Plan and each Seller Benefit Plan. With respect to each Company Benefit Plan, Seller has made available to Buyer a copy of the following (where applicable): (i) each material document constituting a part of such Employee Benefit Plan, including all current plan documents and trust agreements, and all amendments thereto; (ii) the most recent annual reports (Form 5500 Series) and accompanying schedules; (iii) the current summary plan description; (iv) the most recent determination letter from the IRS or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor and (v) any non-routine, material notices, letters or other correspondence from or with a Governmental Authority in the past three (3) years. With respect to each Seller Benefit Plan, the Company has made available in the Data Room a copy of the following (where applicable): (i) a summary of the benefits provided under such Seller Benefit Plan; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules; and (iii) the most recent determination letter from the IRS or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor.
(b)Section 3.14(b) of the Disclosure Schedules provides a schedule of each outstanding award held by any Company Employee pursuant to any equity incentive plan sponsored by

Seller or its Affiliates, including, to the extent applicable: (i) the type of award, (ii) the number and type of shares subject to such award, (iii) the date of grant, (iv) the exercise price per share, (v) the number of vested and unvested shares as of the date of this Agreement, and (vi) the vesting schedule, including any accelerated vesting provisions.
(c)With respect to each Company Benefit Plan or Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and, to the Knowledge of Seller, no act or omission has occurred since the date of the most recent determination or opinion letter that would materially adversely affect its qualification.
(d)Except as set forth in Section 3.14(d) of the Disclosure Schedules, neither the Company, any Company Subsidiary, nor any ERISA Affiliate has sponsored, maintained, contributed (or had any obligation to contribute to) or had any Liability contingent or otherwise within the last six years in respect of or relating to (i) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan subject to the provisions of Title IV of ERISA or Section 412 of the Code, (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA.
(e)Each Company Benefit Plan and, with respect to Company Employees, each Seller Benefit Plan, has been maintained, funded, operated and administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code. As of the date hereof, all contributions, premiums, distributions, reimbursements, and other payments required by and due under the terms of each Company Benefit Plan, and, with respect to Company Employees, each Seller Benefit Plan, have been made on a timely basis or will be made or properly accrued on the books and records of the Company or Seller, as applicable. Neither the Company nor any Company Subsidiary has any Liability (whether actual or contingent) related to any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code), a fiduciary breach, or reportable event, as defined in ERISA. Neither the Company nor any Company Subsidiary has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(f)There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or any of its assets, or, with respect to Company Employees, any Seller Benefit Plan and any of its assets, other than claims for benefits that are payable in the Ordinary Course of Business. No Legal Proceeding is pending with respect to any Company Benefit Plan or its assets or, with respect to Company Employees, any Seller Benefit Plan and any of its assets, and, to the Knowledge of Seller, no such litigation is threatened (other than routine claims for benefits in the Ordinary Course of Business). Neither the Company nor any Company Subsidiary has received written notice that there are any material matters pending or threatened in connection with any Company Benefit Plan or, with respect to Company Employees, any Seller Benefit Plan, before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
(g)Except for health insurance continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, neither the Company nor any Company Subsidiary is under any obligation to provide medical or death benefits with respect to any employee or former employee of the Company or any Company Subsidiary after termination of employment.

(h)Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code.
(i)Except as set forth in Section 3.14(i) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (whether alone or in connection with any event or events, including termination of service) (i) entitle any Company Employee to any compensation or benefits due under any plan, program, agreement or arrangement, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any Company Employee, (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan or Seller Benefit Plan, or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company, any Company Subsidiary, nor Seller has agreed to pay, gross up, or otherwise indemnify any Company Employee for any employment or income Taxes, including potential taxes imposed under Section 409A or Section 4999 of the Code.
Section 3.15.Labor and Employment Matters.
(a)All Company Employees are employed, or retained, by the Company or the Company Subsidiaries (and no Company Employee is employed, or retained, by any member of the Seller Group other than the Company or the Company Subsidiaries). No Company Employee devotes any material time to any business conducted by the Seller Group other than the Business. Section 3.15(a) of the Disclosure Schedules sets forth the following information, as applicable, of all Company Employees as of the date hereof: (i) name; (ii) position held or description of services provided; (iii) principal place of employment or engagement (city and state); (iv) base compensation (whether salary, hourly, or service fee) paid and payable in 2023, 2024, and 2025 (projected as of September 30, 2025); (v) annual bonus and/or commission opportunity paid in 2023 and 2024; (vi) full-time or part-time status; (vii) exempt or non-exempt status under the Fair Labor Standards Act or similar Law (viii) most recent hire or engagement date, (ix) accrued but unused vacation, paid time off (PTO), and sick leave, (x) active/inactive status (including type of leave and anticipated return date, if applicable), (xi) work authorization basis, (xii) whether employed or engaged pursuant to a written and (xiii) whether compensation is reported on a Form W-2 or Form 1099. As of the date hereof, no employee or independent contractor of the Company has provided written or other notice to the Company, any Company Subsidiary, Seller (or any of its Affiliates) that they intend to resign or retire as a result of the transactions contemplated hereby or otherwise.
(b)The Company is not currently a party to, bound by, or negotiating any collective bargaining agreement, voluntary recognition agreement, works agreement, social plan or similar legally binding commitment with any labor union, works council or similar employee representative group, nor has the Company been party to any such agreement. There have not been any organizing campaigns or written demands by any labor union seeking recognition as the legal bargaining representative of any employees of the Company, nor have any such campaigns or demands been threatened in writing. There has been no labor strike, picketing, concerted work stoppage or slowdown, unfair labor practice charge before the National Labor Relations Board or any similar Governmental Authority pending or expressly threatened in writing, against the Company, or other similar labor dispute affecting the Company or any Company Employee.
(c)All individuals who have performed services for the Company have been properly classified in all material respects as: (i) exempt or non-exempt under the Fair Labor Standards

Act and all similar state or local Laws; and (ii) an employee, non- employee or an independent contractor pursuant to all applicable Laws. The Company has not received written notice of any inquiry or audit from any Governmental Authority challenging any such classifications and nothing has occurred that would reasonably be expected to result in any material liability, whether actual or contingent, with respect to the classification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt.
(d)Except as set forth in any of the Material Contracts identified on Section 3.13(a)(i) of the Disclosure Schedules, the employment or engagement of each current Company Employee is terminable at will by the Company without any notice period, penalty, liability, or severance obligation incurred by the Company.
(e)Except as set forth on Section 3.15(e) of the Disclosure Schedules, the Company and, with respect to the Company Employees, Seller, are, and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and the engagement of service providers, including, but not limited to, provisions thereof relating to wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, harassment, immigration, work authorization, workers’ compensation, termination, compensation, benefits, child labor, collective bargaining, plant closures and mass layoffs, the payment and withholding of Taxes, the maintenance and handling of personnel records, and health and safety. There are no Legal Proceedings, investigations, audits, or other matters that are outstanding, pending or threatened in writing against the Company or, with respect to the Company Employees, Seller, with respect to any of the matters referred to above. Within the last three (3) years, no written claims or allegations have been made against the Company, or any current or former director, officer, or Company Employee for discrimination, sexual or other harassment, sexual misconduct or retaliation, nor are any such claims threatened in writing or pending. Within the last three (3) years, neither the Company nor, with respect to Company Employees, Seller have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a current or former director, officer, or Company Employee.
(f)The Company has paid in full or accrued in the Company’s books and records, to all current and former Company Employees any wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment to the extent that any of the foregoing that are due and payable. The Company does not have any liability as a joint employer with respect to any temporary employees or non-employee services providers leased or staffed through a third-party entity. The Company (i) has maintained legally adequate records regarding the service of all Company Employees, including, where required by applicable Law, records of hours worked, (ii) has withheld, remitted, and reported all amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any Company Employee, as applicable; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee.
(g)Each employee of the Company is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee hired and each such Form I-9 has since been updated, stored and maintained as required by applicable Law and is correct and complete. For each employee of the Company employed in the

United States, an authorized official of the Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance in all material respects with applicable Law and such documentation appeared, in the reasonable judgment of such official, to be genuine on its face and to relate to the employee presenting such documentation.
(h)Except as set forth on Section 3.15(h) of the Disclosure Schedules, no current or former Company Employee is in a material violation of any term of any employment agreement, independent contractor agreement, consulting agreement, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters, nor has the Company received any notice alleging that any such violation has occurred.
(i)The Company has not taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively the “WARN Act”).
Section 3.16.Litigation.
(a)Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no, and since the Relevant Date there has been no, pending or, to Seller’s Knowledge, threatened Legal Proceedings against the Company or the Company Subsidiaries or, with respect to the Business, any other member of Seller Group. There are no Legal Proceedings pending that have been brought by the Company or the Company Subsidiaries or, with respect to the Business, any other member of Seller Group, against any other Person (nor, to Seller’s Knowledge, is there any basis for such Legal Proceeding). Except as set forth in Section 3.16(a) of the Disclosure Schedules, since the Relevant Date, neither the Company and the Company Subsidiaries nor, with respect to the Business, any other member of Seller Group, has brought any Legal Proceedings.
(b)Since the Relevant Date, no Company Employee that is currently an insurance producer or in a managerial role has been the subject of any written (or to Seller’s Knowledge, formal oral) complaint containing allegations such insurance producer or person in a managerial role engaged in unlawful discrimination or retaliation in such insurance producer’s or person in a managerial role’s capacity as a Company Employee. Since the Relevant Date, neither the Company and the Company Subsidiaries nor, with respect to the Business, any other member of Seller Group, has had any Losses arising from embezzlement or other financial crimes (including in connection with a scheme or artifice) committed by any of their respective Representatives.
Section 3.17.Compliance with Laws; Permits.
(a)Each of the Company, the Company Subsidiaries, and with respect the Business, other members of the Seller Group is, and since the Relevant Date has been, in compliance in all material respects with all applicable Laws and Governmental Orders, including all Laws and Governmental Orders prohibiting transactions or dealings in, with or involving countries or Persons sanctioned by any Governmental Authority, including Iran, Russia, Syria, Cuba, North Korea or Sudan (including South Sudan). Since the Relevant Date, neither the Company, any Company Subsidiary, nor, with respect to the Business, any other member of the Seller Group has received or been the subject of any written, or to Seller’s Knowledge, other notice with respect to a violation (or alleged violation) of any Law or Governmental Order from any Governmental Authority, qui tam relator or other third party, nor to

Seller’s Knowledge has any such notice, claim, assertion or Legal Proceeding been filed or commenced against the Company, any Company Subsidiary or the Business with respect to a material violation (or alleged material violation) of any applicable Law or Governmental Order, and to Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such notice, claim, assertion or other Legal Proceedings with respect to a material violation (or alleged material violation) of any applicable Law or Governmental Order.
(b)Neither the Company nor, with respect to the Business, any other member of the Seller Group, nor, to Seller’s Knowledge, any of their respective Representatives or other Persons acting on their behalf, has made any unlawful payment within the meaning of, and is not in any other way in material violation of, any Anti-Corruption Law, nor has any such Person offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks or other similar payments or transfers of value to or from another Person to obtain or retain business or secure an improper advantage.
(c)Each of the Company and the Company Subsidiaries holds all Permits required for the operation of the Business as currently conducted. Section 3.17(c) of the Disclosure Schedules contains a true and complete list of all Permits currently held by the Company and the Company Subsidiaries that are material to conducting the Business as currently conducted. The Permits are valid and in full force and effect and, to Seller’s Knowledge will remain in full force and effect following the Closing (assuming timely renewal) and the Company, the Company Subsidiaries, the Business are, and since the Relevant Date have been, in material compliance with all such Permits. There are no Legal Proceedings pending, or to Seller’s Knowledge, threatened, and to Seller’s Knowledge no event has occurred or circumstances exist, which would reasonably be expected to result in the revocation or termination of, or any adverse change in the rights of the Company, the Company Subsidiaries or the Business under such Permits.
(d)None of the Company, any Company Subsidiary, or Seller is a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, or other governmental or quasi-governmental action.
Section 3.18.Environmental Matters. (a) There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened during the five (5) years prior to the date of this Agreement, against the Company or any Company Subsidiary alleging a violation of, or Liability under any Environmental Law, (b) each of the Company and the Company Subsidiaries is and has been operating for the last five (5) years in compliance with applicable Environmental Laws, and (c) each of the Company and the Company Subsidiaries holds all Environmental Permits required for the conduct of the business as presently conducted by it and is not in default or violation of any such Environmental Permits, other than, in the case of clauses (a), (b) and (c), such violations, Liabilities, noncompliance, lack of Environmental Permits or defaults that would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, there has been no Release of any Hazardous Substance on, upon, into or from the Owned Real Property or the Leased Real Property in contravention of Environmental Laws, and to Seller’s Knowledge, there has been no Release of any Hazardous Substances on or from any real property formerly owned or leased by the Company or used in the Business in contravention of Environmental

Laws. Seller has provided or made available to Buyer all environmental site assessments, audits, investigations and studies in the possession of Seller relating to the Owned Real Property, the Leased Real Property or any real property formerly owned or leased by the Company or used in the Business.
Section 3.19.Fees and Expenses of Brokers and Others. No member of the Seller Group (including the Company or any Company Subsidiary) has, directly or indirectly, any Liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and no member of the Seller Group (including the Company or any Company Subsidiary) has retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions, other than the amounts set forth on Estimated Closing Statement in respect of the Broker, which constitutes payment in full for its services and under its engagement for the Transaction. Upon payment of such amount at the Closing, neither Buyer, the Company or any Company Subsidiary shall have any further liability to the Broker (or any other investment bank, broker or finder) retained by or on behalf of any member of the Seller Group in respect of the Transactions.
Section 3.20.Insurance. Section 3.20 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and the Company Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Business (collectively, the “Insurance Policies”), including for each policy, the name, address and telephone number of the agent, the name of the insurer, the policy number and policy period, deductibles/self-insured retention, limits and whether the coverage is written on claims made, occurrence or other basis and the following information for open claims or claims closed in the last five (5) years for errors and omission matters (whether reported under any policy of insurance or not): name of claimant/customer; amount of loss and expense incurred as of October 16, 2025; amount paid as of October 16, 2025 of loss and expense; location of claim; date reported to Seller’s insurer; description of claim; and loss and expense reserve. Since the Relevant Date, there has been no material claim by or with respect to a member of the Seller Group as to which coverage has been denied or disputed in any material respect by the underwriters of the Insurance Policies or in respect of which the underwriters have reserved material rights. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and correct copies of all insurance policies in effect as of the date of this Agreement have been made available to Buyer in the Data Room. Since the Relevant Date, neither the Company nor any Company Subsidiary has reached or exceeded the policy limits under any Insurance Policy. Except as set forth on Section 3.20 of the Disclosure Schedules, all Insurance Policies are in full force and effect and will remain in full force and effect following the Closing (assuming timely renewal). All premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date). Since the Relevant Date, neither the Company nor any Company Subsidiary has received any written notice of cancellation, reduction in coverage, non-renewal or termination with respect to any Insurance Policy.
Section 3.21.Related Party Transactions.
(a)Section 3.21(a) of the Disclosure Schedules sets forth an accurate and complete list, as of the date hereof, of (i) Intercompany Guarantees, and (ii) all Contracts between and among the Company or any Company Subsidiary, on the one hand, and a member of the Seller Group or any of its Related Parties (other than the Company and the Company Subsidiaries), on the other hand (collectively, the “Related Party Transactions”).
(b) Except as set forth on Section 3.21(b) of the Disclosure Schedules and except for the Related Party Transactions and the Commingled Contracts, no member of the Seller Group (other than the Company or the Company Subsidiaries), nor any of their respective Related Parties (A) is a party to any Contract with the Company or any Company Subsidiary or that is material to or directly relates to the Business, (B) has any interest, whether directly or indirectly, in any property or right, tangible or intangible, that is used by the Company or the Business, or has any material interest in a Person that is engaged in business as lessor, lessee, customer, supplier or competitor of the Company or the Business, (C) has borrowed money from, or loaned money to, the Company or the Business that has not been repaid, (D) has any claim or cause of action against the Company or the Business that has not been satisfied, or (E) provides any services or other benefits to the Company or the Business.
(c)There are no material obligations of the Company or any Company Subsidiary to officers, directors or equityholders of the Company or any Company Subsidiary other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company or any Company Subsidiary, and (c) benefits due under Employee Benefit Plans and fringe benefits not required to be listed on Section 3.14(a).
Section 3.22.Major Clients and Carriers and Relationships; Agency Activities.
(a)Section 3.22(a)  of the Disclosure Schedules sets forth the Major Clients. No Major Client has discontinued, materially reduced or otherwise adversely altered (including changing any material term of), or provided written notice of its intention to discontinue, materially reduce or otherwise adversely alter (including to change any material term of), its relationship with the Company and its Subsidiaries. Since December 31, 2024, to the Knowledge of Seller, neither the Company nor any Company Subsidiary has received any complaint from a Major Client. To the Knowledge of Seller, there is no basis for any Major Client to discontinue its business relationship with the Company or its Subsidiaries or materially reduce or adversely alter its business relationship with the Company or its Subsidiaries.
(b)Section 3.22(b) sets forth the Major Carriers. No Major Carrier has discontinued, materially reduced or otherwise adversely altered (including changing any material term of), or provided written notice of its intention to discontinue, materially reduce or otherwise adversely alter (including to change any material term of), its relationship with the Company and its Subsidiaries. Since December 31, 2024, to the Knowledge of Seller, neither the Company nor any Company Subsidiary has received any complaint from a Major Carrier. To the Knowledge of Seller, there is no basis for any Major Carrier to discontinue its business relationship with the Company or its Subsidiaries or materially reduce or adversely alter its business relationship with the Company or its Subsidiaries.
(c)The Company or the applicable Company Subsidiary has a valid and effective Contract or appointment to act as an agent for each insurance carrier (including each Major Carrier) from which such a Contract or appointment is required for the operation and conduct of the Business. Section 3.22(c) of the Disclosure Schedules sets forth a complete and correct list of each insurance carrier (including each Major Carrier) that has appointed the Company or the applicable Company Subsidiary as such insurance company’s agent. The insurer appointments identified on Section 3.22(c) of the Disclosure Schedules constitutes all of the appointments required to conduct the Business as conducted immediately prior to the Closing (the “Required Appointments”). Neither the Company, nor the applicable Company Subsidiary, has received written, or to the Knowledge of Seller, oral notice, that any such Required Appointment will be revoked, rescinded or terminated, nor to Seller’s Knowledge do any grounds exist which would reasonably be expected to result in any such Required Appointment being revoked, adversely modified, rescinded or terminated.

(d)Section 3.22(d) of the Disclosure Schedules sets forth each commission sharing arrangement and sub-brokerage arrangement with a value in excess of $50,000 (collectively, “Commission Arrangements”) to which any member of the Seller Group is a party and remains in effect as of the date hereof. True and complete copies of each written contract relating to Commission Arrangements have been made available to Buyer.
(e)No Person other than the Company Employees set forth on Section 3.22(e) of the Disclosure Schedules is authorized or permitted to act as an insurance agent or broker on behalf of the Business (the “Agents”). Each Agent (i) holds the necessary Permits to conduct its duties on behalf of the Business and (ii) is in good standing with the licensing authority in such Agent’s applicable jurisdiction(s).
(f)Except as set forth on Section 3.22(f) of the Disclosure Schedules, since January 1, 2024, the Business has not lost any insurance brokerage or agency customer or broker or production source that generated average annualized commissions, fees or other revenues of $50,000 or more over the immediately preceding three (3) years or, if less than three (3) years ago, since the customer was first acquired. All insurance brokerage or agency business placed by Company Employees has been placed by them through and in the name of the Company or a Company Subsidiary and all commissions on such business have been paid to and are the property of the Company or a Company Subsidiary.
Section 3.23.Fiduciary and Third-Party Funds. All Trust Cash held in respect of the Business in a fiduciary capacity is held exclusively in accounts owned by the Company or a Company Subsidiary. The Trust Cash is held in an amount at least equal to the amounts required to be held in a fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contract. Since the Relevant Date, the Company has administered and disbursed all assets held in respect of the Business on behalf of any Client, Carrier or other third party in accordance with the terms of applicable Contracts with such third parties and all fiduciary obligations applicable to insurance producers under all applicable Laws, except where any noncompliance would not be reasonably expected to have a Material Adverse Effect. Since the Relevant Date, the Business has not paid or advanced insurance premiums, premium adjustments or other items on behalf of a client (whether or not funded by the client) except with the authority (express or implied) of the client on whose behalf such payments purport to have been made.
Section 3.24.Bank Accounts. Section 3.24 of the Disclosure Schedules sets forth a true and complete list of (a) the name and address of each bank with which the Business has an account or safe deposit box, (b) the entity name associated with such account, (c) the name of each Person authorized to draw thereon or have access thereto and (d) the account number for each such bank account.
Article IV
REPRESENTATIONS AND WARRANTIES BY SELLER
Seller represents and warrants to Buyer as of the date hereof (unless such representations are expressly made as of an earlier date, and in such instance as of such specified date) as follows:
Section 4.1.Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York.
Section 4.2.Authorization; Enforceability. Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the Transactions by Seller have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each Transaction Document to which Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto)

this Agreement constitutes, and each other Transaction Document to which Seller is a party will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and, as to enforceability, subject to general principles of equity.
Section 4.3.Conflicts; Consents of Third Parties.
(a)Provided that the notifications and approvals set forth in Section 4.3(b) of the Disclosure Schedules are made or obtained, none of the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party, the consummation of the Transactions by Seller or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the Organizational Documents of Seller; (ii)  any Contract to which Seller is a party or by which any of the properties or assets of Seller are bound or affected or cause the creation of any Lien, other than Permitted Liens, upon any of the assets of Seller; (iii)  any Order of any Governmental Authority applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv)  any Law applied to Seller.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with Seller’s execution and delivery of this Agreement or the Transaction Documents to which Seller is a party or the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the Transactions by Seller that has not been made or received prior to the date hereof.
Section 4.4.Capitalization; Ownership of Purchased Shares. Seller owns all the Purchased Shares, free and clear of any Liens, other than (a) restrictions under the 1933 Act, or under the securities Laws of any state or other jurisdiction, or (b) Liens created pursuant to this Agreement or any other Transaction Document. The Purchased Shares being sold by Seller, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be free of Liens, other than (i) restrictions under the 1933 Act, or under the securities Laws of any state or other jurisdiction, (ii) Liens created pursuant to this Agreement or any other Transaction Document or (iii) Liens created pursuant to any Buyer financing arrangements.
Section 4.5.Litigation. There are no and, to Seller’s Knowledge, threatened Legal Proceedings against affecting Seller (or any other member of the Seller Group), nor is there any written Governmental Order outstanding against Seller (or any member of the Seller Group) which, in each case, would be reasonably expected to prevent, challenge, restrain or otherwise delay the execution, delivery or performance by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. There is no pending Legal Proceeding in which Seller has received service of process nor, to the Knowledge of Seller, has any been threatened against Seller that questions the validity of this Agreement or seeks to prohibit, enjoin, or otherwise challenge the consummation of the Transactions.
Section 4.6.Fees and Expenses of Brokers and Others. Except for the Broker, Seller does not, directly or indirectly, have any Liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and has not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions, and the fees and expenses to which the Broker is entitled to in connection with such engagement shall be paid by Buyer on behalf of the Company as Closing Date Seller Expenses at the Closing.
Article V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof (unless such representations are expressly made as of an earlier date, and in such instance as of such specified date) as follows:
Section 5.1.Organization and Good Standing. Buyer is duly organized, validly existing and in good standing (or active status, as applicable) under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 5.2.Authorization. Buyer has all requisite entity power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the Transactions have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each of the Transaction Documents to which Buyer is a party will be, at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Transaction Documents to which Buyer is a party will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and, as to enforceability, subject to general principles of equity.
Section 5.3.Financial Ability. Buyer has sufficient immediately available funds to pay the Purchase Price at the Closing. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.
Section 5.4.Consents and Approvals; No Violations.
(a)Non-Contravention. Provided that the notifications and approvals set forth in Section 5.4(b) are made or obtained, the execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the consummation of the Transactions, and compliance by Buyer with the provisions hereof and thereof will not conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the Organizational Documents of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which any of its properties or assets are bound or affected or cause the creation of any Lien upon any of the assets of Buyer; (iii) any Order of any Governmental Authority applicable to Buyer or by which any of its properties or assets are bound; or (iv) any applicable Law.
(b)Approvals and Consents. Except for notifications set forth in Section 5.4(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is a party or the compliance by Buyer with any of the provisions hereof or thereof, or the consummation of the Transactions by Buyer that has not been made or received prior to the date hereof, except for any such consents, waivers, approvals, Orders, Permits or authorizations that would not, individually or in the aggregate, be material to the Buyer.

Section 5.5.Brokers. Buyer does not, directly or indirectly, have any Liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions.
Section 5.6.Litigation. There is no Legal Proceeding in which Buyer has received service of process nor, to the Knowledge of Buyer, has any been threatened against Buyer that questions the validity of this Agreement or seeks to prohibit, enjoin, or otherwise challenge, or would reasonably be expected to delay, the consummation of the Transactions.
Section 5.7.Accredited Investor. The Purchased Shares are being acquired by Buyer for its own account and without a view to, or for sale in connection with, any distribution of the Purchased Shares or any interest therein. Buyer has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and participation in the Transactions, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “1933 Act”). Buyer understands and agrees that Buyer may not sell or dispose of any of the Purchased Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws. Buyer acknowledges that the Purchased Shares and the sale thereof have not been registered under the Laws of any jurisdiction. For the avoidance of doubt, nothing in this Agreement (including in this Section 5.7) is intended to nor shall it actually limit, nullify, impede or undermine any claim made on the basis of or with respect to Fraud.

Article VI
COVENANTS OF THE PARTIES
Section 6.1.Fees and Expenses. Except as expressly set forth herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, including, all fees and expenses of its Representatives.
Section 6.2.Public Announcements. The (i) initial press releases of each of Arthur J. Gallagher & Co. and Seller, and (ii) Seller’s Current Report on Form 8-K filing, in each case, with respect to the execution and delivery of this Agreement shall be in the form agreed upon by the Parties prior to the date of this Agreement. Thereafter, no public release or announcement or statement, either written or oral, concerning this Agreement, the transactions contemplated hereby or negotiations related thereto shall be made by Buyer, the Company, Seller or any of their respective Affiliates, without the express prior written consent of Buyer and Seller; except (i) with respect to Seller or Buyer (or its Affiliates), as required or advisable by applicable Law or the rules or regulations of any applicable Governmental Authority or stock exchange to which Seller or Buyer (or its Affiliates) is subject, or (ii) for such releases, announcements or statements that are not materially inconsistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.2.
Section 6.3.Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Closing Date until six (6) years after the Closing Date, the Company will indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer or director of the Company or any Company Subsidiary (collectively, the “Company Indemnified Agents”) against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was a director or officer of the Company or any Company Subsidiary, as applicable, and arising out of actions or omissions, occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, but only to the extent the Company or any such Company Subsidiary, as applicable, would be required to do so as of the date of this Agreement; provided, that the Company’s indemnification obligations to any Company Indemnified Agents are expressly limited to the coverage provided under the D&O Tail Policy (and subject to the Company Indemnified Agents agreeing to the terms of coverage contained therein). For the avoidance of doubt, nothing in this Section 6.3 shall be deemed to limit or otherwise affect the indemnification obligations of Seller or the indemnification rights or claims of any Buyer Indemnified Party pursuant to Article VII or to limit the application of Section 7.5(b).
(b)Prior to the Closing, the Company obtained a fully prepaid liability insurance coverage insuring against errors and omissions covering the Company and the Company Subsidiaries for periods prior to the Closing (the “E&O Tail Policy”) with limits and deductibles and a period of continued run-off coverage set forth on Section 6.3(b) of the Disclosure Schedule and on such other terms as agreed upon by the Parties.
(c)The Parties acknowledge that all other insurance policies applicable to the Company and the Company Subsidiaries as of the date hereof (collectively, the “Seller-Level Policies”) are maintained by the Seller. Prior to the Closing, the Company obtained prepaid liability insurance (i.e., “tail coverage”) in the name of the Company for the Seller-Level Policies covering (i) directors and officers liabilities (the “D&O Tail Policy”), (ii) cyber liabilities (the “Cyber Tail Policy”), (iii) fiduciary liabilities (the “Fiduciary Tail Policy”) and (iv) employment practices liability (the “EPLI Tail Policy” and together with the E&O Tail Policy, D&O Tail Policy, Cyber Tail Policy and Fiduciary Tail Policy, the “Tail Policies”), in each case with the limits and deductibles and a period of continued run-off coverage set forth on Section 6.3(c) of the Disclosure Schedule and on such other terms as agreed upon by the Parties.
(d)From and after the Closing, Seller will cooperate in good faith with Buyer in respect of claims under the Tail Policies.
(e)The provisions of Section 6.3(a) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent.
Section 6.4.Employee Matters.
(a)During the period commencing at the Closing and ending on the date that is twelve (12) months from the Closing (or if earlier, the date of the Company Employee’s termination of employment with the Company), Buyer shall, or shall cause the Company or another Affiliate to, provide each Person employed by the Company immediately prior to the Closing who remains employed by the Company immediately after the Closing (each, a “Retained Employee”) with: (i) base salary or hourly wage rate (as applicable) and bonus and commission opportunities that are, in the aggregate, not less than the base salary or hourly wage rate and the bonus and commission opportunities (excluding long-term cash or equity-based compensation) provided to such Retained Employee immediately prior to the Closing; (ii) employee benefits (other than defined benefit pension, post-termination health and welfare, change in control, phantom equity, incentive equity or equity-based, and severance or retention benefits) that, in the aggregate, are comparable in the aggregate to those provided to such Retained Employee immediately prior to the Closing; and (iii) severance benefits that are no less favorable than the practice, plan or policy in effect for similarly situated employees of Buyer following the Closing.
(b)Except as provided as provided in the Transition Services Agreement, effective as of immediately prior to the Closing, each Retained Employee will cease to actively participate in any

Company Benefit Plan that is sponsored by Seller or any of its Affiliates (other than, for the avoidance of doubt, the Company or any Company Subsidiary). With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Retained Employees will participate after the Closing, Buyer shall use commercially reasonable efforts to recognize, for vesting and eligibility purposes only, all service of the Retained Employees with the Company as if such service were with Buyer, in any Buyer Benefit Plan (other than defined benefit pension, post-termination health and welfare, change in control, phantom equity, incentive equity or equity-based benefits) in which such Retained Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Benefit Plan.
(c)With respect to any Buyer Benefit Plan that is a self-insured welfare plan without a health savings account feature in which any Retained Employees are eligible to participate after the Closing, Buyer shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Retained Employees to the extent such conditions and exclusions were satisfied or did not apply to such Retained Employees under the welfare plans in which such Retained Employees participated prior to the Closing and (ii) provide each Retained Employee with credit for deductibles paid prior to the Closing in satisfying any analogous deductible requirements to the extent applicable under any such plan (but only for the plan year in which the Closing occurs).
(d)The Company shall honor the terms and obligations set forth in the retention agreements set forth on Section 6.4(d) of the Disclosure Schedules (the “Retention Agreements”), to the extent the remaining amounts payable with respect to such Retention Agreements are set forth in Section 6.4(d) of the Disclosure Schedules and included in Closing Date Seller Expenses. Notwithstanding the foregoing, in the event that any Retained Employee becomes ineligible to receive any retention bonus payment contemplated by his or her Retention Agreement pursuant to its terms, Buyer shall return to Seller the amount of any such forfeited bonus opportunity. The forfeited amount shall be paid to the Seller on or about the end of the calendar quarter in which the forfeiture occurred, in accordance with payment instructions provided by Seller.
(e)The provisions of this Section 6.4 are solely for the benefit of the Parties, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.4. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Buyer or any of their respective Affiliates; (ii) alter or limit the ability of Buyer, the Company or any of Buyer’s Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Buyer, the Company or any of Buyer’s Subsidiaries, or constitute or create an employment agreement with any employee. Notwithstanding anything contained in this Agreement (including this Section 6.4) neither Buyer nor any of its Affiliates (including the Company and the Company Subsidiaries) shall be obligated to continue to employee any Company Employee for any specific period of time following the Closing Date.
Section 6.5.Retention and Access to Records.

(a)On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case relating to the Company, the Company Subsidiaries or the Business that are in the possession of or under the control of the Seller Group (excluding any such items that are in the possession of the Company). If any such computer disks, records, tapes or other storage medium contain information that does not relate to the Business, Seller shall transfer a complete copy of the information stored thereon that relates to the Business onto storage media that is delivered to Buyer on the Closing Date and on or prior to the Closing Date permanently delete all such information from the existing computer disks, records, tapes or other storage medium that is retained by Seller except for information that is (x) automatically maintained on routine computer system backup tapes, disks or other backup storage devices (as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices) or (y) required to be retained by bona fide internal document retention policies or applicable Law (as long as such information is only accessible to compliance personnel and only for compliance-related purposes).
(b)Following the Closing Date, each member of the Seller Group shall, and Buyer shall (or shall cause the Company to), preserve and keep the books and records relating to the Company, the Company Subsidiaries or the Business for a period of seven (7) years from the Closing Date, or longer, as otherwise required under this Agreement or by applicable Law. From and after the Closing, Seller and Buyer shall, upon reasonable notice by any Seller to Buyer, or by Buyer (or the Company) to Seller, as the case may be, (i) provide one another and their respective Representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the Company or the Business with respect to any pre-Closing period or matter occurring prior to the Closing, (ii) permit one another and their respective Representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request, (iii) make available to one another and their respective Representatives to provide reasonable assistance and co-operation in the review of information described in this Section 6.5, and (iv) cooperate with one another and their respective Representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Legal Proceeding arising out of the Company, the Company Subsidiaries or the operations of the Business in which the requesting party or any of its Affiliates are or may from time to time be involved, in each case other than with respect to any actual or potential Legal Proceeding involving disputes between Buyer or its Affiliates, on the one hand, and a member of the Seller Group, on the other hand; provided, that such information may be redacted as necessary (x) to comply with contractual obligations, (y) to address good faith legal privilege or confidentiality concerns or (z) to comply with applicable Laws.
(c)As promptly as practicable, and in any event within five (5) Business Days after the Closing Date, Seller will, at their expense, copy to a suitable electronic medium all documents posted to the Data Room as of the Closing Date in the same order and manner as such documents are set forth in the Data Room and deliver five (5) such copies to the RWI Insurer and two (2) such copies to the Buyer.
Section 6.6.Tax Matters.
(a)Straddle Tax Periods. For purposes of this Agreement, Tax Liabilities with respect to a Tax period that begins on or before and ends after the Closing Date (a “Straddle Tax

Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the end of the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of the Closing Date; provided, however, that for purposes of this clause (ii), any Transaction Tax Deductions shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date.
(b)Tax Returns. Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Income Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all Tax periods ending on or before the Closing Date that have not been filed as of the Closing Date. In order to facilitate preparation of such Tax Returns, Buyer shall, within a reasonable period of time after Seller’s written request (with Seller to bear any third-party costs or expenses, which Buyer shall notify Seller about and get Seller’s approval before incurring such costs and expenses), provide Seller with such reasonable information as Seller shall identify that is reasonably necessary for preparing Tax Returns described in this Section 6.6(b). Any such Income Tax Return shall be prepared in a manner consistent with past practice of the Company or Company Subsidiary, as applicable, and without a change of any election or any accounting method (unless otherwise required by Law). Such Income Tax Returns shall be submitted by Seller to Buyer (together with schedules, statements, and, to the extent requested by the Buyer, supporting documentation) at least 30 days prior to the due date (including extensions) of such Income Tax Returns. If the Buyer objects to any item on any such Income Tax Return, it shall, within 20 days after delivery of such Income Tax Return, notify Seller in writing that it so objects. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith to resolve the objections. If Buyer and Seller are unable to reach an agreement within 20 days after receipt by Seller of an objection notice, the disputed items shall be resolved by an independent accounting firm that is reasonably acceptable to both Buyer and Seller (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for the Income Tax Return, the Income Tax Return shall be filed as prepared by Seller and then amended if and to the extent necessary to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.
(c)Cooperation. In connection with the preparation of Tax Returns and audits or examinations relating to the Company or any Company Subsidiary by any Governmental Authority or administrative or judicial proceedings resulting therefrom, in each case, related to a Pre-Closing Tax Period, the Parties will reasonably cooperate with one another, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
(d)Tax Contests. Buyer and Seller each agree to give the other prompt written notice of the receipt of any written notice of any Tax audits, Tax disputes or administrative, judicial, or other proceedings related to any Taxes or Tax Returns of the Company or any Company Subsidiary for any tax period commencing on or prior to the Closing Date (“Tax Contests”). Seller shall, at Seller’s sole expense, have the right to control the contest and resolution of any such Tax Contest that relates to a Tax period ending on or prior to the Closing Date by providing written notice to the Buyer within 10 days of receipt of notice of such Tax Contest; provided, that Seller shall (i) keep Buyer reasonably informed of the progress of such Tax Contest (including the provision to Buyer of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), (ii) allow Buyer to participate in such Tax Contest with counsel of its choice at its own expense, and (iii) not settle, compromise, or otherwise resolve such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). In the event Seller does not exercise its right to control the contest or resolution of any such Tax Contest and with respect to a Tax Contest for a Tax period that does not end on or prior to the Closing Date, Buyer shall control the contest and resolution of such Tax Contest; provided, that Buyer shall (i) keep Seller reasonably informed of the progress of such Tax Contest (including the provision to Seller of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), (ii) allow Seller to participate in such Tax Contest with counsel of its choice at its own expense, and (iii) not settle, compromise, or otherwise resolve such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)Buyer Tax Actions. Following the Closing, Buyer shall not cause or permit the Company or any Company Subsidiary to: (i) except as required by Law, amend or modify any Tax Return of the Company or any Company Subsidiary for any Tax period ending on or prior to the Closing Date, (ii) amend or revoke any Income Tax election for the Company or any Company Subsidiary for any Tax period ending on or prior to the Closing Date, (iii) waive or extend any statute of limitations applicable to any claim or assessment of Taxes or Tax Returns of the Company or any Company Subsidiary for any Tax period ending on or prior to the Closing Date, (iv) enter into any closing agreement relating to any Tax Return of the Company or a Company Subsidiary for any Tax period ending on or prior to the Closing Date, or (v) make a voluntary disclosure to a Governmental Authority with respect to any Tax Returns of the Company or any Company Subsidiary for any Tax period ending on or prior to the Closing Date, in each case, (x) without the prior written consent of Seller (not to be unreasonably withheld, condoned or delayed) and (y) only to the extent that any such action would reasonably be expected to give rise to Seller Indemnified Taxes or otherwise result in Taxes payable by Seller.
(f)Section 338(h)(10) Election. The Seller and the Buyer agree to jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any corresponding election under state, local, or non-U.S. Law), with respect to the purchase of the Purchased Shares (the “338 Election”). The Seller and the Buyer agree to cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents) as may be required to effect and preserve a timely 338 Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any corresponding provisions of state, local, or non-U.S. Law). Within 60 days following the date that the Final Purchase Price is finally determined, Buyer shall deliver to Seller an allocation of the Final Purchase Price (plus other items that are treated as consideration for income Tax purposes) (the “Allocation Schedule”), which shall be prepared in accordance with the methodology set forth on Exhibit H (the “Allocation Methodology”). Seller shall have thirty (30) days to review the Allocation Schedule. If Seller objects to any item on the Allocation Schedule because it is not in accordance with the Allocation Methodology, it shall notify Buyer in writing of such objection during such thirty (30) day period, and Seller and Buyer shall negotiate in good faith to resolve such objection; provided, however, that if Seller and Buyer are unable to resolve any such objection within ten (10) Business Days following delivery of Seller’s written notice of objection, such dispute shall be resolved by the

Firm. The fees and expenses of the Firm shall be paid one-half by Seller and one-half by Buyer. Buyer and Seller shall instruct the Firm to resolve the disputed item in accordance with the Allocation Methodology. Unless otherwise required by a “determination” within in the meaning of Section 1313 of the Code (or similar state Law) to the contrary or other settlement or resolution of a challenge by, or dispute with, a Taxing Authority, Buyer and Seller shall prepare and file all income Tax Returns (including IRS Form 8883) in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 6.6(f).
(g)Transaction Tax Deductions. The Parties agree that all Transaction Tax Deductions shall be treated as attributable to and shall be claimed in a Pre-Closing Tax Period to the extent at least “more likely than not” permitted under applicable Law and that neither Buyer nor any Affiliate of Buyer (including after the Closing, the Company and the Company Subsidiaries) shall apply the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions. Unless otherwise required by a “determination” within in the meaning of Section 1313 of the Code (or similar state Law) to the contrary or other settlement or resolution of a challenge by, or dispute with, a Taxing Authority, the Parties shall not take any position inconsistent with the foregoing on any Tax Return or during an audit or other proceeding with any Governmental Authority.
(h)Transfer Taxes. Any and all transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto, collectively, “Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer. The Party required by Law shall, at its own expense, duly and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the other Party will cooperate and will join in the execution of any such Tax Return and other documentation to the extent required by applicable Law. Buyer and Seller agree to reasonably cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.
(i)Tax Refunds. As an adjustment to the Purchase Price, Seller shall be entitled to any refund (or credit in lieu of refund) of Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period actually received by Buyer or any Affiliate thereof (including after the Closing, the Company and the Company Subsidiaries) or utilized to offset a cash Tax liability of Buyer, the Company, or any Company Subsidiary (or any Affiliate thereof) after the Closing Date. Buyer shall pay over to Seller any such refund or the amount of any such credit utilized to offset a cash Tax liability together with any related interest actually paid or credited by the applicable Governmental Authority or Taxing Authority on the refund or credit (net of any Taxes and expenses imposed or incurred in connection with the receipt of such credit or refund) within thirty (30) days after receipt of such refund or the filing of the Tax Return claiming such credit. This Section 6.6(i) shall not apply to any Tax refund or credit attributable to the carryback of a net operating loss or other Tax attribute arising from a taxable period beginning after the Closing. Upon the request of Buyer, Seller shall repay to the Buyer any amount paid by Buyer pursuant to this Section 6.6(i) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority or Governmental Authority) in the event that Buyer or any Affiliate thereof (including after the Closing, the Company and the Company Subsidiaries) is required to repay the underlying refund or credit to the applicable Taxing Authority or Governmental Authority. Notwithstanding anything to the contrary in this Section 6.6(i), in no event will Buyer be required to pay any amount to the Seller pursuant to this Section 6.6(i) the payment of which would place the Buyer or any Affiliate thereof (including after the Closing, the Company and the Company

Subsidiaries) in a less favorable net after-Tax position than it would have been in if the underlying refund had not been received or credit claimed. This Section 6.6(i) shall not be construed to require the Buyer or any Affiliate thereof (including after the Closing, the Company and the Company Subsidiaries) to make available its Tax Returns (or any other information relating to their Taxes that Buyer deems confidential) to the Seller or any other Person.
Section 6.7.Related Party Transactions; Intercompany Guarantees; Intercompany Accounts
(a)Except for the Transaction Documents, the Intercompany Guarantees (which are addressed in Section 6.7(b), the Commingled Contracts (which are addressed in Section 6.8) and the Related Party Transactions set forth on Section 6.7(a) of the Disclosure Schedules, Seller and the Company shall, and shall cause each of their Affiliates to, take such actions as may be necessary (including executing one or more instruments evidencing such termination and one or more releases) to terminate all Related Party Transactions and discharge and release the Company from all Liabilities or obligations thereunder prior to or simultaneous with the Closing without any further or continuing Liability on the part of Buyer or the Company (after the Closing), and all such Related Party Transactions shall be deemed to be void and of no further force and effect, effective as of immediately prior to or simultaneous with the Closing; provided, that (x) any obligation of the Company to pay any cash consideration at any time after the Closing as a result of the termination of a Related Party Transaction shall be deemed to be Indebtedness for all purposes of this Agreement, and (y) any non-cash consideration must be reasonably satisfactory to Buyer.
(b)Seller and the Company shall, and shall cause each other member of the Seller Group to, fully terminate, release and discharge, all Intercompany Guarantees (and related Liens on the assets of the Company and the Company Subsidiaries) prior to or simultaneous with the Closing without any further or continuing Liability on the part of Buyer, the Company or any Company Subsidiary (after the Closing); provided, that (x) any obligation of the Company or any Company Subsidiary to pay any cash consideration at any time after the Closing Date as a result of the termination of a Related Party Transaction shall be deemed to be Indebtedness for all purposes of this Agreement, and (y) any non-cash consideration must be reasonably satisfactory to Buyer.
(c)Except to the extent arising under any of the Related Party Transactions set forth on Section 6.7(a) of the Disclosure Schedules, Seller and the Company shall, and shall cause each of their Affiliates to, take such action and make such payments as may be necessary (including executing one or more instruments evidencing such termination and one or more releases) so that as of immediately prior to or simultaneous with the Closing, the Company, on the one hand, and Seller and any of their Affiliates (other than the Company), on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts, regardless of their maturity, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, fees and other amounts due or outstanding thereunder (it being understood for the avoidance of doubt that any obligation of the Company to pay any cash consideration at any time after the Closing as a result of the settlement of Intercompany Accounts shall be deemed to be Indebtedness for all purposes of this Agreement); provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Buyer.
Section 6.8.Commingled Contracts. Seller and Buyer acknowledge that Seller and its Affiliates are parties to certain contracts, excluding all Employee Benefit Plans, that relate in part to both (i) the Business and (ii) the Excluded Business, including those Contracts that are material to, and directly relate to the Company’s and its Subsidiaries’ ability to conduct the Business and are listed on Section 6.8 of the

Disclosure Schedules (collectively, the “Commingled Contracts”). The Parties’ obligations with respect to any Commingled Contract relating to services to be provided by Seller under the Transition Services Agreement shall be governed by the Transition Services Agreement. For all other Commingled Contracts, Seller and/or its Affiliates will assume all of the rights and obligations under such Commingled Contract following the Closing, and Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company and the Company Subsidiaries) for all Losses resulting from Seller’s failure to perform, pay or discharge any obligations under such Commingled Contracts. For the avoidance of doubt, nothing in this Section 6.8 shall be deemed to limit or otherwise affect the indemnification obligations of Seller or the indemnification rights or claims of any Buyer Indemnified Party pursuant to Article VII.
Section 6.9.RWI Policy. Buyer agrees that the RWI Policy shall provide that (a) the RWI Insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates (by way of subrogation, claim for contribution or otherwise), other than in the case of Fraud by any such Person and then only to the extent of such Fraud (the “Subrogation Waiver Provision”), and (b) Seller and its Affiliates shall be express third-party beneficiaries of the Subrogation Waiver Provision. Buyer shall not (and shall cause its Subsidiaries and its Affiliates not to) amend or modify in any respect, or otherwise novate, assign, waive or terminate, the provisions in clauses (a) and (b) of the immediately preceding sentence without the prior written consent of Seller, which consent shall be in Seller’s sole discretion. Buyer and Seller shall each bear 50% of the RWI Policy Costs. Seller shall, and shall cause its Representatives to, use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any claim made by such Persons under the RWI Policy. For the avoidance of doubt, nothing in this Section 6.9 nor any other terms, conditions, limitations, provisions and restrictions (including time for asserting claims) set forth in this Agreement shall limit (nor are they intended to modify, restrict, limit or otherwise adversely affect) the rights of any Buyer Indemnified Party under the RWI Policy (except as expressly set forth in this Section 6.9 with respect to the Subrogation Waiver Provision). Notwithstanding anything to the contrary in this Agreement, neither Seller, its Affiliates nor any of their respective Representatives shall be entitled to any insurance proceeds from coverage under the RWI Policy.
Section 6.10.Restrictive Covenants.
(a)Employee Non-Solicitation. Seller hereby agrees for a period of (i) eighteen (18) months with respect to those Retained Employees in the positions set forth on Section 6.10(a)(i) of the Disclosure Schedules and (ii) three (3) years from the Closing Date with respect to all other Retained Employees not to, and to direct Seller’s Affiliates not to, directly or indirectly, employ, hire, engage, recruit or solicit for employment (or attempt to employ, hire, engage, recruit or solicit for employment) any Retained Employee or exclusive independent contractor otherwise induce or attempt to induce any Retained Employee to leave such employment of, or cease to provide services to, Buyer or its Affiliates (including the Company or any Company Subsidiary); provided, however, that (x) a general solicitation that is not targeted at any Retained Employee or exclusive independent contractor (including non-directed executive search or placing general advertisements for employees in newspapers or other media of general circulation) shall not be a breach of this Section 6.10(a), and (y) subject to the procedures set forth Section 6.10(a)(y) of the Disclosure Schedules, the hiring of any Retained Employee who was terminated by the Company, Buyer or any of Buyer’s Subsidiaries after the Closing shall not, in and of itself, be a breach of this Section 6.10(a) if such Retained Employee is hired at least six (6) months after termination of such employment.
(b)Non-Competition.
(i)For a period of five (5) years from the Closing Date (the “Restricted Period”), except as set forth in the Referral Agreement, the Commercial Agreement and the Benefits Consulting Agreement, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, manager, stockholder, owner, partner, officer, director, employee, trustee, consultant or agent of, any other Person), (1) operate, manage, control, undertake, participate in or engage in, or assist others in operating, managing, controlling, undertaking, participating in, or engaging in, the Restricted Business in the Territory; (2) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a member, manager, stockholder, owner, partner, officer, director, employee, trustee, consultant or agent of, any other Person; (3) cause, solicit, induce or encourage, or attempt to cause, solicit, induce or encourage, any actual or prospective client, customer, Carrier, supplier or licensor of the Business as of the Closing Date, or any other Person who has a material business relationship with the Business as of the Closing Date, to terminate or modify any such actual or prospective relationship, or (4) in connection with the conduct of the Restricted Business in the Territory, accept commission income from or, directly or indirectly, solicit or contact, or direct any Person, firm, corporation or other entity to solicit or contact (A) any brokers or sub-producers that produce insurance through the Company, or (B) any Major Carrier.
(ii)Notwithstanding the foregoing, Seller or any other member of the Seller Group may (A) own, directly or indirectly, solely as an investment, securities of any Person engaged in the Restricted Business that is traded on any national securities exchange if Seller is not, directly or indirectly, a controlling Person of, or a member of a group which controls, such Person and the Seller Group taken together does not, directly or indirectly, own in the aggregate 4% or more of any class of securities of such Person, (B) interact or contact any actual or prospective client, customer, Carrier, supplier or licensor of the Business (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company after the Closing), with respect to business matters other than the Restricted Business, and/or (C) acquire, directly or indirectly, any Person or business that engages in the Restricted Business in the Territory during the Restricted Period (and thereafter engage in such Restricted Business in the Territory), (1) so long as such acquisition is a Permitted Acquisition or (2) if the acquisition is not a Permitted Acquisition, but the Restricted Business conducted within the Territory by the acquired Person or business constitutes at the time of acquisition less than twenty percent (20%) of the annual revenue of the acquired Person or business computed using the revenues of such acquired Person or business for each of (A) its most recently completed fiscal year prior to the proposed acquisition and (B) the projected revenue upon which the purchase price for such acquisition is based for the fiscal year in which the closing of such acquisition occurs, Seller or the applicable member of the Seller Group complies with the Divestiture Requirements.
(iii)Notwithstanding anything herein to the contrary, any Person or business that conducted a Restricted Business within the Territory that was, as of the date of acquisition, a Permitted Acquisition, shall cease to be a Permitted Acquisition in the event that, as of the later of (A) completion of the audit of the financial statements for such Person or business for each fiscal year during the Restricted Period, if applicable, and (B) 90 days after the end of such fiscal year, such Permitted Acquisition no longer derives less than $10,000,000 in revenues from the Restricted Period (based on the most recently completed fiscal year) and on such date, any such Permitted Acquisition shall become subject to the Divestiture Requirements (provided, that for the purpose of the Divestiture Requirements, the Divestiture Period shall be deemed to run from such date). The Divestiture Requirements shall continue to apply to any Permitted Acquisition that became subject to the Divestiture Requirements before the end of the Restricted Period notwithstanding the subsequent expiration of the Restricted Period during such Divestiture Period.
(iv)For the avoidance of doubt, in the event a third party (the “Qualifying Acquirer”) merges with or otherwise acquires Seller, such that Seller is not the surviving entity after consummation of the acquisition (a “Business Combination”), then the terms and conditions of clauses (3) and (4)(A) of Section 6.10(b)(i) (such provisions being the “Continuing Provisions,” the parties contemplated to be covered by the Continuing Provisions being the “Covered Parties,” and the parties contemplated to be covered by clause (3) of Section 6.10(b)(i) being the “Customer Covered Parties”) shall continue to apply to the Legacy Business, but the remainder of Section 6.10(b)(i) shall otherwise cease to apply upon the closing of the Business Combination. Notwithstanding anything in this Section 6.10(b)(iv) to the contrary, if a Business Combination occurs and a Triggering Solicitation subsequently occurs, then Seller shall be required to pay to Buyer a fee equal to (i) the average monthly revenue decline suffered by the Company with respect to any such Covered Party following such Triggering Solicitation (excluding, for avoidance of doubt, any amounts received that are payable to insurance carriers or other third parties), multiplied by (ii) the number of months remaining in the Restricted Period (“Non-Solicitation Liquidated Damages”). The parties acknowledge and agree that the harm caused to Buyer by a Triggering Solicitation with respect to a Customer Covered Party (a “Customer Solicitation Breach”) would be impossible or very difficult to accurately estimate, and that the Non-Solicitation Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Customer Solicitation Breach. Furthermore, the parties acknowledge and agree that the burden of proof shall reside with Seller to demonstrate that the Non-Solicitation Liquidated Damages were not caused by such Triggering Solicitation. Seller’s payment to Buyer of an amount equal to the Non-Solicitation Liquidated Damages upon the occurrence of a Customer Solicitation Breach shall be Seller’s sole liability and entire obligation and the Buyer’s exclusive remedy for a Customer Solicitation Breach.
(c)Confidentiality. During the Restricted Period, Seller hereby agrees to, and to direct Seller’s Affiliates to, keep confidential and not disclose to any person (other than the Company and the Company Subsidiaries) or use for the benefit or purposes of any person (other than the Company and the Company Subsidiaries) any non-public, confidential or proprietary information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past or current business activities and operations of the Company known to Seller, provided, that Seller or its Affiliates may disclose the Confidential Information (i) as required or requested by law or regulation; provided, further, that, if permissible, Seller will give prompt written notice to Buyer of such requirement or request, disclose no more information than is compelled by law or regulation to be disclosed, and reasonably cooperate with any attempts by Buyer (at Buyer’s sole cost and expense) to obtain a protective order or similar treatment, (ii) as reasonably necessary to satisfy Seller’s obligations under this Agreement or any Transaction Document or (iii) as reasonably necessary to enforce Seller’s rights or defend Seller’s interests under or with respect to this Agreement or any other Transaction Document, as the case may be. Nothing herein shall prevent Seller or Seller’s Affiliates that is a private equity fund or other institutional investor from making customary disclosures to its investors or potential investors that are subject to customary confidentiality obligations. As used in this Agreement, “Confidential Information”, as it relates to Seller, shall not include information that (i) is or becomes generally available to the public or the industries in which the Company operates, other than as a result of a breach of this Agreement by Seller, (ii) becomes available to Seller after the Closing Date on a non-confidential basis from a source that is not actually known by Seller to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (iii) is independently developed by Seller after the date hereof without use of or reference to any Confidential Information.
(d)It is agreed by the Parties that the scope of prohibited activities and the time duration of the foregoing provisions set forth in this Section 6.10 are reasonable and no broader than necessary to protect the legitimate business interests of Buyer, including the ability of Buyer to realize the benefits of the bargain and enjoy the goodwill of Buyer. It is further agreed by the parties that the foregoing covenants and undertakings set forth in Section 6.10 relate to matters that are of a special, unique, and extraordinary character, and a violation of any of the foregoing terms would cause irreparable injury to Buyer, for which monetary damages may be impossible to estimate or determine and which may not be adequately compensated with monetary damages. The Parties further acknowledge that the covenants set forth in this Section 6.10 constitute a material inducement, and a condition to Buyer’s willingness to enter this Agreement and to complete the Transactions. Buyer is relying on the enforceability of this Agreement in completing the transactions, without which Buyer would not otherwise have entered into this Agreement or consummated the Transactions. The Parties hereby agree that in the event of a breach or a threatened breach by Seller or any Affiliates of Seller of any such obligations, Buyer is entitled to receive, in addition to any and all other rights and remedies that may be available to it in respect of such breach, equitable relief (including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post bond). In the event of a breach by Seller or any of its Affiliates (including any member of the Seller Group) of any covenant set forth in this Section 6.10, the Restricted Period shall be extended by the period of the duration of such breach. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.11.Seller Release
(a)Seller, for itself and on behalf of its Affiliates (other than the Company and the Company Subsidiaries) and each of its and their successors, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which Seller Releasor has, may have or might have or may assert now or in the future, against the Company, the Company Subsidiaries or any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, to the extent occurring or existing prior to the Closing; provided, however, that nothing contained in this Section 6.11 shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent (i) arising under this Agreement or any other Transaction Documents, (ii) indemnification to the extent permitted by Law pursuant to the Company’s Organizational Documents for Liability by reason of such Releasee’s acting as a director or officer of the Company, or (iii) that cannot be released pursuant to applicable Law.
(b)Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Releasee based upon any matter released pursuant to this Section 6.11.
(c)The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by Seller Releasor or Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
Section 6.12.Wrong Pockets. If, following the Closing, either Buyer or Seller discovers that it or any of its Affiliates possesses any assets, or is liable for any Liability that, in the case of Seller, relates to the Business or, in the case of Buyer, relates to the Excluded Business, such party shall, and shall cause its Affiliates to, transfer or cause to be transferred such asset or Liability to such other party or its designated Affiliate, and such party shall (or shall cause its designated Affiliate to) accept and assume any such asset or Liability, as applicable, for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, either Buyer or its Affiliates, or Seller or of its Affiliates, receive any payments due to the other party or an Affiliate thereof in respect of the assets or Liabilities allocated to such other party or Affiliate thereof pursuant to this Agreement, then the party in receipt of such payments shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payments to the other party or Affiliate thereof.
Section 6.13.Buyer’s Due Diligence Investigation. Buyer acknowledges and agrees that no projections, forecasts, predictions or similar forward-looking financial information with respect to the Business, is or shall be deemed to be a representation or warranty by Seller or the Company to Buyer unless contained in Article III or Article IV of this Agreement and that Buyer has not relied on any such extra-contractual projections, forecasts, predictions or similar forward-looking financial information with respect to the Business in determining to execute this Agreement and proceed with the Transactions. Buyer further acknowledges and agrees that the materials it and its Representatives have received from Seller, the Company, the Company Subsidiaries, and their respective Affiliates or Representatives, including the Broker, include projections, forecasts and predictions relating to the Company’s and the Company Subsidiaries’ business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; and that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all extra-contractual projections, forecasts and predictions so furnished.
Section 6.14.Assignment of Confidentiality Agreements. Effective upon the Closing, Seller shall assign, or cause to be assigned, to Buyer all of Seller’s and any of its Affiliates’ right, title and interest in and to any confidentiality agreement to which Seller, any of its Affiliates or any of their respective Representatives or agents may be a party pertaining to or entered into in connection with the proposed sale of the Business, the Company or the Company Subsidiaries (or the assets or equity interests of the Company and the Company Subsidiaries) to the extent such confidentiality agreement is freely assignable to Buyer; provided, however, that Seller shall retain the right to enforce any provisions therein with respect to the confidential information of Seller and its Affiliates (other than the Company or the Company Subsidiaries) and the non-solicitation covenants with respect to any employees of the Excluded Business. Nothing in this Section 6.14 shall require Seller or the Company to seek consent of the counterparty to the assignment of any such confidentiality agreement; provided, that, Seller shall make such confidentiality agreement available to Buyer if permitted by the terms of such confidentiality agreement and enforce such confidentiality agreement upon Buyer’s request.
Section 6.15.Post-Closing Contractual Consents and Waivers. From and after the Closing, Seller will use commercially reasonable efforts to give any notification or obtain any approval set forth in Section 3.2(a) that was not given or obtained prior to Closing (the “Post-Closing Consents”). Any amounts required to be paid in order to give or obtain the Post-Closing Consents shall be equally shared by Seller and Buyer (or its Affiliates). To the extent that Seller fails or is otherwise unable to obtain any Post-Closing Consents after the exercise by Seller of commercially reasonable efforts, Seller and Buyer (or its Affiliates) shall cooperate in good faith to obtain an arrangement, workarounds or alternative means for the Company to receive the benefit of the Contract or arrangement to which such Post-Closing Consent relates that is reasonably acceptable to Buyer (and its Affiliates) and consistent with the benefit provided to the Company under such Contract or arrangement prior to Closing.
Section 6.16.Certain Intellectual Property Matters.
(a)Buyer, on behalf of itself and its Affiliates (which, for the avoidance of doubt and for purposes of this Section 6.16 only, shall include the Company and each Company Subsidiary following the Closing), acknowledges and agrees that, except as expressly set forth in this Section 6.16, neither Buyer nor any of its Affiliates is purchasing, acquiring, licensing or otherwise obtaining or retaining any right, title or interest in any Trademarks or Internet Property (i) employing or incorporating “Tompkins” or the Tompkins logo, (ii) owned or purported to be owned by Seller, (iii) used in the conduct of the Business, (iv) any translations or adaptations of any of the foregoing, or (v) any other Trademark confusingly similar to any of the foregoing, in each case (i)-(v), whether registered or unregistered (collectively, the “Seller Marks”).
(b)Effective as of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, Company, each Company Subsidiary that exists as of the Closing Date, and any of their respective Affiliates who may be operating the Business following the Closing Date, a non-exclusive, worldwide, non-sublicensable, non-transferable, royalty-free, fully paid up license, solely for the Term of the Transition Services Agreement (as “Term” is defined in the Transition Services Agreement), to continue to use and display the Seller Marks that were used in the conduct of the Business immediately prior to Closing solely to the extent and in substantially the same manner as used immediately prior to Closing. All use of Seller Marks and the goodwill generated thereby shall inure solely to the benefit of and be owned by Seller.
(c)Subject to Section 6.16(d), prior to the expiration of the Term of the Transition Services Agreement, Buyer shall, and shall cause the Company, each Company Subsidiary, and any of their respective Affiliates who may be operating the Business following the Closing Date, to terminate any and all uses of any of the Seller Marks. Effective immediately prior to Closing, the Company or any Company Subsidiary may transfer to Seller (or an Affiliate of Seller designated by Seller) any Seller Marks owned by the Company or any Company Subsidiary.
(d)Nothing in this Section 6.16 shall be deemed to limit Buyer’s, its Affiliates’, or the Company’s or Company Subsidiaries’ right to use the Seller Marks (i) as may be required by applicable Laws, or (ii) in a non-trademark manner that would not, even in the absence of a license, constitute trademark infringement, dilution, or any similar violation under applicable Law (including for historical, archival reference, internal archival and “fair use” purposes).

Section 6.17.Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VII
INDEMNIFICATION
Section 7.1.Survival. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement as follows:
(a)the Fundamental Representations shall survive for six (6) years following the Closing Date;
(b)the Tax Representations shall survive the Closing Date until the thirtieth (30th) day following the expiration of the statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof), if any, applicable to the subject matter set forth therein;
(c)all other representations and warranties, including the General Representations and the representations and warranties contained in Article V, shall survive for eighteen (18) months following the Closing Date; and
(d)all covenants and other agreements set forth in this Agreement which are to be performed at and after the Closing shall survive until performance thereof has been completed;
(e)provided that, in each case, except in the case of claims arising from or on the basis of Fraud, any claim for indemnification pursuant to this Article VII in respect of a breach of or misrepresentation, misstatement or inaccuracy in a representation, warranty or covenant must be made and delivered in accordance with this Article VII and Section 8.2 prior to the expiration of the applicable survival period specified in this Section 7.1 for such representation, warranty or covenant and any such claim for indemnification that is so made in accordance with this Article VII and Section 8.2 prior to the expiration of the applicable period shall survive the expiration of the applicable survival period for purposes of resolving such claim, until such time as such claim is fully and finally resolved; and provided further that, for the avoidance of doubt, nothing in this Section 7.1 is intended to, and shall in no way, limit, impede, nullify or otherwise modify any of the survival periods contained in the RWI Policy or any right or remedy made available hereunder (including with respect to any claims arising from or on the basis of Fraud).
Section 7.2.Indemnification Obligations.
(a)Indemnification of Buyer by Seller. Seller shall indemnify Buyer, its Affiliates and each of their respective past, current and future, direct or indirect, Affiliates, members, principals, limited, general or other partners, equityholders, parents, officers, directors, managers, employees, agents and representatives, and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), and save and hold each of them harmless against, and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred, any Losses which any such Buyer Indemnified Party suffers, sustains or becomes subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)any inaccuracy in, misrepresentation, misstatement or breach of, any (x) General Representations, or (y) Fundamental Representations or Tax Representations;
(ii)any nonfulfillment or breach of any covenant, agreement or other provision by Seller under this Agreement;
(iii)any Indebtedness or Closing Date Seller Expenses outstanding as of the Closing (except to the extent such Indebtedness or Closing Date Seller Expenses are specifically, accurately and fully reflected in as a Liability in the Final Net Working Capital or included in the Final Indebtedness or Final Closing Date Seller Expenses, in each case, as finally determined pursuant to Section 2.7);
(iv)any Seller Indemnified Taxes (except to the extent such Taxes are specifically, accurately and fully reflected as a Liability in Final Net Working Capital or included in the Final Indebtedness or Final Closing Date Seller Expense, in each case, as finally determined pursuant to Section 2.7);
(v)any claim based on actual or alleged successor liability imposed under ERISA with respect to the Seller Benefit Plans;
(vi)to the extent not fully covered by the D&O Tail Policy, any claims by a Person (whether a Company Indemnified Agent or any other Person) that such Person is entitled to indemnification, expense reimbursement, advancement or on some other theory of recovery and whether or not pursuant to Section 6.3 or on the basis of the Organizational Documents of the Company or any Company Subsidiary (or the basis of any Contract entered into by the Company or any Company Subsidiary), in each case, relating to service provided as an officer or director or other position that may be specified in the Organizational Documents of the Company or any Company Subsidiary or pursuant to a Contract entered into by the Company or any Company Subsidiary; or
(vii)any of the matters set forth on Section 7.2(a)(vii) of the Disclosure Schedule.
(b)Indemnification of Seller by Buyer. Buyer shall indemnify each member of the Seller Group and its respective past, current and future, direct or indirect, Affiliates, members, principals, limited, general or other partners, equityholders, parents, officers, directors, managers, employees, agents and representatives, and each of their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”), and save and hold each of them harmless against, and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred, any actual Losses which any such Seller Indemnified Party suffers, sustains or becomes subject to, as the result of, in connection with, relating or incidental to or by virtue of:
(i)any inaccuracy in, or misrepresentation, misstatement or breach of, any representation or warranty made (x) under Article V of this Agreement or (y) by Buyer under any Transaction Document; or
(ii)any nonfulfillment or breach of any covenant, agreement or other provision by Buyer or the Company under this Agreement.
(c)Limitations on Indemnification.

(i)No Buyer Indemnified Party or Seller Indemnified Party (as applicable) shall be entitled to indemnification for any individual item of Loss under Section 7.2(a)(i)(x) or Section 7.2(b)(i)(x) (as applicable), unless the amount of such individual Loss in respect of indemnification under Section 7.2(a)(i)(x) or Section 7.2(b)(i)(x) (as applicable) exceeds $10,000 (the “De Minimis Amount”), whereupon the entire amount of such Loss shall be recoverable in accordance with the terms hereof. Except in the case of Fraud, (x) the aggregate amount of such Losses for which the Seller Indemnified Parties shall be entitled to indemnification under Section 7.2(b)(i)(x) shall not exceed an amount equal to the RWI Policy Limit, and (y) the aggregate amount of such Losses for which the Buyer Indemnified Parties shall be entitled to indemnification in respect of the General Representations under Section 7.2(a)(i)(x) shall not exceed the applicable Seller Retention Amount.
(ii)The limitations set forth in the foregoing Section 7.2(c)(i) shall not apply to any portion of Losses that are based upon, arising out of, with respect to, or by reason of: (i) any Fundamental Representation Claim, in which case the aggregate amount of such Losses for which the applicable Indemnified Parties may be indemnified shall not exceed the Purchase Price (the “Purchase Price Cap”); (ii) any Fraud or criminal conduct on the part of Seller or Buyer (as applicable); or (iii) any Sufficiency Representation Claim, in which case the aggregate amount of such Losses for which the applicable Indemnified Parties may be indemnified shall not exceed the then-current Retention Amount to be satisfied.
(iii)Notwithstanding anything to the contrary herein, for the purpose of determining (a) whether there is a breach or inaccuracy, misstatement, misrepresentation or breach of any of Seller’s representations or warranties for purposes of this Article VII and (b) the amount of Losses that result from, arise out of, relate to, or are caused by any such breach or inaccuracy, misstatement or misrepresentation, of any of the representations and warranties of Seller in this Agreement and any other Transaction Document shall be deemed not to be qualified by any references to “materiality”, “in all material respects”, “Material Adverse Effect”, “materially”, “materially adversely”, “material and adverse”, “material adverse effect”, or any similar qualifications, terms, provisions, limitations or exceptions (including any surrounding related words (e.g., “reasonably expected to” and similar restrictions and qualifiers)). All such terms shall be entirely ignored, deleted and not given any effect for purposes of determining, assessing and computing the indemnification provisions hereof, including with respect to the matters described in sub-clauses (a) and (b) immediately above.
(iv)Notwithstanding any provision of this Agreement to the contrary (including this Article VII), nothing in this Agreement or any other Transaction Document shall, nor is it the Parties’ intention to, (a) limit, restrict, frustrate, undermine or impede the rights of Buyer or any other Buyer Indemnified Party under the RWI Policy nor (b) affect the rights and remedies of any Person with respect to claims made on the basis of, or otherwise arising from, Fraud.
(v)Notwithstanding any provisions of this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to monetary indemnification in respect of any breach by the Seller of a covenant to be performed at the Closing, and the Buyer Indemnified Parties’ sole recourse in connection with such a breach shall be specific performance as contemplated in Section 8.8.
Section 7.3.Order of Indemnity Recourse.

(a)Subject to the applicable limitations on liability in this Article VII, and except in respect of claims arising from or based on Fraud, all amounts owing to the Buyer Indemnified Parties pursuant to Section 7.2(a)(i) shall be paid as follows:
(i)with respect to a General Representation Claim, (i) first, once the De Minimis Amount has been exceeded, by Seller up to the applicable Seller Retention Amount; (ii) second, to the extent any portion of the then-current Retention Amount remains to be satisfied, from Buyer up to the remaining portion of the then-current Retention Amount; and (iii) third, if and solely to the extent the RWI Policy covers such Loss and coverage thereunder is available, against the RWI Policy up to the RWI Policy Limit; and
(ii)with respect to a Fundamental Representation Claim: (i) first, directly from Seller up to the then-current Retention Amount to be satisfied; (ii) second, if and solely to the extent the RWI Policy covers such Loss and coverage thereunder is available, against the RWI Policy up to the RWI Policy Limit, and (iii) third, to the extent recoveries and amounts available to be claimed under the RWI Policy have been exhausted or any portion of Loss is otherwise not available or recoverable (including if such Losses are excluded or limited pursuant to the terms of the RWI Policy or any Buyer Indemnified Party receiving any notice of denial of coverage or other adverse determination from the RWI Insurer or its claims representative), directly from Seller up to the Purchase Price Cap.
(b)For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 7.3 or elsewhere, neither the De Minimis Amount nor the Seller Retention Amount shall apply in the case of any claim (and Losses arising from or relating thereto) (x) made pursuant to Section 7.2(a)(ii) through Section 7.2(a)(vii), (y) arising from or relating to any Fundamental Representation Claim, or (z) arising from or on the basis of Fraud.
Section 7.4.Indemnification Procedure
(a)In order to make a claim for indemnification under this Article VII, a Buyer Indemnified Party or a Seller Indemnified Party (each, a “Indemnified Party”) must deliver written notice of such claim to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”)prior to the expiration of any applicable survival period set forth in Section 7.1 (in which event the claim shall survive until resolved). If any third party provides written notice to the Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article VII, then the Indemnified Party shall notify the Indemnifying Party reasonably promptly thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except and solely to the extent that the Indemnifying Party is actually and materially prejudiced thereby (with the Indemnifying Party bearing the burden of establishing such actual and material prejudice). All notices given pursuant to this Section 7.4(a) shall describe with reasonable specificity, based on the information made available at such time, the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Indemnified Party’s claim for indemnification.
(b)Following receipt of notice in accordance with Section 7.4(a) (other than a notice of a Third Party Claim against the Indemnified Party, in which case Section 7.4(c) below shall apply), the Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Indemnifying Party (such claim, an “Approved Indemnification Claim”). Each Approved Indemnification Claim shall be paid no later than five (5) Business Days after the date on which the subject claim became an Approved Indemnification Claim, in each case by wire transfer of immediately available funds to the account designated in writing by the party entitled to such payment.
(c)The Indemnifying Party may participate in (but not control) the defense of any Third Party Claim at its own expense. The Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 7.4. To the extent that the Indemnifying Party does not participate in the defense of a particular Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of all material developments and events relating to such Third Party Claim. No Indemnified Party shall settle or consent to judgment with respect to any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, that such written consent of the Indemnifying Party shall not be required if such settlement or consent to judgment includes a full and unconditional release of the Indemnifying Party with respect to such Third Party Claim without any requirement by or on behalf of the Indemnifying Party to make any payment (including, without limitation, any portion of the applicable Seller Retention Amount) or to take, or cease to take, any other action other than executing and delivering such release in form and substance reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, the control, defense and resolutions of Tax Contests shall be governed by Section 6.6(d).
Section 7.5.Determination of Loss Amount and Indemnification Obligations
(a)Each Indemnified Party agrees to use commercially reasonable efforts to mitigate its Losses to the extent required by applicable Law upon and after becoming actually aware of any event or condition that would reasonably be expected to give rise to Losses indemnifiable hereunder (and, in the case of the Buyer Indemnified Parties, upon garnering such actual awareness, shall use such commercially reasonable efforts to recover under the RWI Policy for any Loss that is actually recoverable under the terms and provisions thereunder, subject in all cases to the proviso of the last sentence of this Section 7.5(a)). The amount of any Loss incurred or sustained by an Indemnified Party and subject to indemnification under Section 7.2(a) and Section 7.2(b) shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect to such Loss (except for any payments received under the RWI Policy with respect to such Loss, which instead of reducing such Loss shall instead be applied in satisfaction of such Loss in accordance with the payment priority provisions of Section 7.3), in each case, net of any and all costs and expenses of enforcement and collection, deductibles and retro-active or other premium adjustments, reimbursement obligation or other costs attributable to such recovery (collectively, the “Recovery Costs”). In the event the Indemnified Party actually receives any insurance proceeds with respect to any Loss (including payments under the RWI Policy with respect to such Loss) after the applicable indemnification payment is made by the Indemnifying Party to it with respect to such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for the amount (the “Excess Amount”) by which (1) such recovery (in each case, net of all Recovery Costs) plus the aggregate amount paid by the Indemnifying Party to the Indemnified Party with respect to such Loss exceeds (2) the aggregate amount of such Loss of the Indemnified Party (determined net of Recovery Costs); provided that, in no event shall any such Excess Amount exceed the indemnification amount previously so paid by the Indemnifying Party to the Indemnified Party in respect of the applicable indemnified Losses. For the avoidance of doubt, except in respect of any recovery available under the RWI Policy for any Loss that is actually recoverable under the RWI Policy, nothing in this Agreement (including in this Section 7.5(a)) shall require Buyer or any of its Affiliates (including the Company and the Company Subsidiaries) to make, file, initiate or otherwise pursue or seek any claim with or against any third party (including under or in respect of any insurance policy or contract) to recover any insurance proceeds, indemnity payments or other similar payments from any third party (including any insurer other than under the RWI Policy), and an Indemnified Party’s failure to recover any amounts from any third party (including the RWI Insurer) shall not impede, restrict or limit such Indemnified Party’s rights under this Agreement. For the avoidance of doubt, in no event shall the foregoing (or anything else in this Agreement, including the efforts required to mitigate Losses) require any Indemnified Party to pursue any claim against or take any other action against any other Person (including against the RWI Insurer) before seeking recovery from the Indemnifying Party under this Agreement. Nothing in this Section 7.5 shall in any way obligate any Indemnified Party to obtain, purchase or maintain any insurance policy (except with respect to the RWI Policy in accordance with the explicit terms set forth in this Agreement).
(b)Notwithstanding anything in this Agreement to the contrary, Seller hereby agrees that no Seller Indemnified Party or Company Indemnified Agents will be entitled to seek indemnity, reimbursement or contribution from the Company, the Company Subsidiaries or their respective directors or officers for any indemnity or other obligation for which Seller is liable to any Buyer Indemnified Party under this Agreement or for which any Buyer Indemnified Party is entitled to recovery under the RWI Policy.
(c)No Indemnifying Party shall have any indemnification obligations hereunder for any Losses arising out of an inaccuracy or breach of any of the representations and warranties made in this Agreement or any failure to perform or breach of any covenants breach set forth in this Agreement (and the amount of any such Losses incurred in respect of such inaccuracy, misstatement, misrepresentation, breach or failure to perform will not be included in the calculation of any limitations on indemnification set forth herein) (i) to the extent such Losses were actually paid to the Buyer Indemnified Parties pursuant to Section 2.7, the intent of this Section 7.5(c)(i) being merely to avoid “double counting” and not to limit any right or remedy hereunder, or (ii) to the extent the Indemnified Party had knowledge of such inaccuracy, misrepresentation, misstatement, breach or failure to perform prior to the Closing Date.
Section 7.6.Exclusive Remedies. Buyer, on the one hand, and Seller, on the other hand, acknowledge and agree that, from and after the Closing, its sole and exclusive remedy with respect to any and all indemnifiable Losses pursuant to Article VII shall be pursuant to the provisions of Article VII, except (a) with respect to any remedies available in equity, including injunctive and other non-monetary equitable relief (including injunctive relief pursuant to Section 6.10(d) and an action for specific performance in connection with Section 8.8 or otherwise); (b) for any action based on, for, or in connection with, or any claim in respect of, Fraud; (c) for the right to receive any Purchase Price adjustment in accordance with Section 2.7(f); and (d) the Parties’ respective indemnification obligations under Section 6.3(a) and Section 6.8. The rights and remedies of Buyer and Seller Purchaser with respect to (a)-(d) of the immediately preceding sentence are cumulative and none is exclusive of any other or of any rights or remedies that any party may otherwise have at law or in equity with respect thereto.

Article VIII
MISCELLANEOUS
Section 8.1.Entire Agreement; Successors and Assigns and Assignment. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties shall bind and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns of such Party. None of the Parties may transfer or delegate any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent of Seller or Buyer (as applicable). Any purported assignment or delegation of rights or obligations in violation of this Section 8.1 is void and of no force or effect. Notwithstanding anything to the contrary in this Agreement (including in this Section 8.1), (a) Buyer shall be entitled to assign its rights and obligations under this Agreement without obtaining the consent of any other Party or Person hereto (i) as collateral support to its lender or a lender of its Affiliates, (ii) to one or more Affiliates, and (iii) to a subsequent purchaser of the Business or any material portion of the Business; provided, that in the event of any such assignment pursuant to the preceding subclauses (i) through (ii), no such assignment shall reliever Buyer of its obligations under this Agreement.
Section 8.2.Notices. All notices, requests, claims, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) when delivered by personal delivery to the Party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier (with all fees pre-paid), or (c) when sent by email where the subject line clearly states that it is a “Legal Notice”; provided that the sending Party receives an automated confirmation of delivery or a reply (other than an out-of-office or other similar auto-reply) from the intended recipient, in each case, to the Person at the address or email address set forth below, or such other address or email address as may be designated in writing hereafter, in the same manner, by such Person:
if to Seller:
Tompkins Financial Corporation
118 E. Seneca Street
P.O. Box 460
Ithaca, NY 14851
Attn:     Alyssa H. Fontaine
Executive Vice President, General Counsel and Chief
Risk Officer
Email:    afontaine@tompkinsfinancial.com

with a copy (which shall not constitute notice) to:
Polsinelli PC
1717 Arch Street
Suite 1200
Philadelphia, Pennsylvania 19104
Attention: Paul J. Jaskot
Email: pjaskot@polsinelli.com

if to Buyer or, following the Closing, the Company:
Arthur J. Gallagher Risk Management Services, LLC
c/o Arthur J. Gallagher & Co.
2850 Golf Road
Rolling Meadows, IL 60008
Attention:    Walt D. Bay, General Counsel and Secretary
Email:     walt_bay@ajg.com

with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
1045 W. Fulton Market, Suite 1200
Chicago, Illinois 60607
Attention:    Kyle Gann
        George Khoukaz
Email:     kyle.gann@nortonrosefulbright.com
        george.khoukaz@nortonrosefulbright.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.3.Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.
(a)The interpretation and construction of this Agreement or any other Transaction Document, and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the Law of any other jurisdiction.
(b)Each Party, by its execution hereof, and to the extent not inconsistent with Section 2.7, (i) hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the State of New York for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document, (ii) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any lawsuit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(c)Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other

Transaction Document in any manner permitted by New York Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.2, will constitute good and valid service of process in any such lawsuit and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
(d)EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.4.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 6.2, Section 6.3 and Section 8.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 8.5.Execution of this Agreement. This Agreement may be executed in original, .pdf or other electronic counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by email shall be deemed to be their original signatures for all purposes.
Section 8.6.Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
Section 8.7.Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party.
Section 8.8.Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or Buyer of any of their respective covenants or obligations set forth in this Agreement, including for the avoidance of doubt those covenants to be performed at the Closing, Seller and Buyer shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of Seller to cause the Transactions to be consummated. The Parties further agree that (a) by seeking the remedies provided for in this Section 8.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages), and (b) nothing set forth in this Section 8.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.8 prior or as a condition to, nor shall the commencement of any Legal Proceeding pursuant to this Section

8.8 or anything set forth in this Section 8.8 restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.
Section 8.9.Amendment and Modification; Waiver This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 8.10.Disclosure Generally. All schedules attached hereto (including the Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement (including in this Section 8.10), the information and disclosures contained in any section of the Disclosure Schedules shall only be deemed to be disclosed and incorporated by reference in any other sections of the Disclosure Schedules if the applicability of the disclosure is reasonably apparent on the face of the disclosure. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 8.11.Legal Representation. Each of the Parties agrees that Polsinelli PC is serving as counsel to Seller and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby (the “Engagement”), and that, following Closing and consummation of the transactions contemplated hereby, Polsinelli PC will not be disqualified on the basis of the Engagement in connection with a proceeding by or against Buyer or its Affiliates and Seller or its Affiliates related to the enforcement of this Agreement (a “Qualifying Action”). In any Qualifying Action, (a) Seller (and not the Company) shall be the sole holder of the attorney-client privilege with respect to the Engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Polsinelli PC in respect of such engagement constitute property of the client, only Seller (and not the Company) shall hold such property rights, and (c) Polsinelli PC shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Polsinelli PC and the Company. Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 8.11, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 8.11 is for the benefit of Seller and Polsinelli PC, and Polsinelli PC is an intended third-party beneficiary of this Section 8.11. This Section 8.11 shall be irrevocable, and no term of this Section 8.11 may be amended, waived, or modified, without the prior written consent of Seller and Polsinelli PC. The covenants and obligations set forth in this Section 8.11 shall survive for seven (7) years following the Closing Date.
Section 8.12.Deliveries to Buyer. For purposes of this Agreement, “made available” or similar phrases (including “delivered” and “provided”) means that the relevant documents or materials were posted and accessible by Buyer and its Representatives in the Data Room no later than 5:00 p.m. Eastern Time three (3) Business Days prior to the date of this Agreement.

Section 8.13.Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor create any principal agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party hereto except as specifically set forth herein.
Article IX
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has executed or has caused this Stock Purchase Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

BUYER:

ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, LLC

By: /s/ Peter Doyle
Name: Peter Doyle
Title: Vice President

COMPANY:

TOMPKINS INSURANCE AGENCIES, INC.

By: /s/ David Boyce
Name: David Boyce
Title: President

SELLER:

TOMPKINS FINANCIAL CORPORATION

By: /s/ Matthew D. Tomazin
Name: Matthew D. Tomazin
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

Exhibit 2.1
EXHIBIT A

DEFINITIONS AND DEFINED TERMS
“1933 Act” has the meaning set forth in Section 5.7.
“338 Election” has the meaning set forth in Section 6.6(e).
“Accounts Receivable” has the meaning set forth in Section 3.6(e).
“Accrued Income Taxes” means an amount (not less than zero in respect of any jurisdiction or for any entity) equal to the sum of the accrued or unpaid Income Taxes of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods (provided, that with respect to any Straddle Tax Period, the amount of income Taxes attributable to any Pre-Closing Tax Period shall be determined in accordance with Section 6.6(a)), which amount shall be determined as of the Closing Date; provided that the amount of such Income Taxes shall be computed (i) in accordance with the past practice of Company and Company Subsidiaries, as applicable, in preparing their Income Tax Returns (except to the extent such past practice is not supportable at a “more likely than not” or greater level of comfort), (ii) without regard to deferred Income Tax assets and liabilities, (iii) by excluding any GAAP liabilities, accruals or reserves for contingent income Taxes or uncertain Tax positions, (iv) by taking into account any estimated (or other prepaid) Income Tax payments, (v) by treating any and all Transaction Tax Deductions as being properly attributable to the taxable year or period ending on the Closing Date, (vi) by disregarding any Taxes arising as a result of a breach by Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) of any of the covenants contained in this Agreement, (vii) by excluding any transaction entered into on the Closing Date after the Closing by Buyer or any of its Affiliates (including the Company) outside the Ordinary Course of Business and not expressly contemplated by this Agreement, and (viii) excluding any Taxes included as a liability in the final calculation of Final Net Working Capital, Final Closing Date Seller Expenses or otherwise as a reduction to the Final Purchase Price.
“Actual Net Working Capital Deficit” means the amount, if any, by which (A) the Final Net Working Capital is less than (B) the Target Net Working Capital.
“Actual Net Working Capital Surplus” means the amount, if any, by which (A) the Final Net Working Capital is more than (B) the Target Net Working Capital.
“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agents” has the meaning set forth in Section 3.22(e).
“Agreed Accounting Principles” means the accounting principles set forth on Exhibit F attached hereto.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation Methodology” has the meaning set forth in Section 6.6(e).

“Allocation Schedule” has the meaning set forth in Section 6.6(e).
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption Laws.
“Approved Indemnification Claim” has the meaning set forth in Section 7.4(b).
“Balance Sheet” has the meaning set forth in Section 3.6(a).
“Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“Base Price” has the meaning set forth in Section 2.2(a).
“Broker” means Piper Sandler & Co.
“Business” means the property and casualty, life, health, and employee benefits insurance products brokerage, risk management services, and related consulting services business provided by the Company, the Company Subsidiaries or any other member of the Seller Group, and any other activities in which the Company and the Company Subsidiaries are engaged and/or plan to engage as of the date hereof.
“Business Combination” has the meaning set forth in Section 6.10(b)(iv).
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning set forth in Section 6.4(a).
“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company under a lease agreement that would be capitalized pursuant to GAAP prior to adoption of ASC 842.
“Captive Insurance Company” means an insurance company that is wholly owned and controlled by its insureds, and which insures only the risks of such company’s parent or affiliate companies of its parent, the risks of a controlled unaffiliates business, or member organizations of an association and their affiliated companies, and shall include, for the avoidance of doubt, any pure captive insurance company, sponsored captive insurance company, association captive insurance company, industrial insured captive insurance company, or any group captive insurance company, licensed as such in its state of incorporation.
“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, Captive Insurance Company or other risk assuming entity or association in which any insurance, reinsurance or bond has been placed or obtained.
“Cash and Cash Equivalents” means (a) the amount of all cash and cash equivalents on hand at Company and in its bank, lock box and other accounts, calculated in accordance with GAAP (including cash resulting from the clearance of checks deposited, wire transfers and ACH payments in such accounts on or prior to the Closing Date less any issued and uncleared checks, wires or drafts, whether or not such clearance occurs before, on or after the Closing Date), plus (b) the amount of all marketable securities owned by Company; plus (c) without duplication of any amounts included in clause (a), Trust Cash (which may be a positive or negative number); provided, however, that Cash and Cash Equivalents shall not include Restricted Cash.
“Client” means any Person (including Seller or any of its Affiliates) to whom any Insurance Products or Services have been provided, sold or brokered by the Company and its Subsidiaries.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means the date on which the Closing occurs.
“Closing Date Seller Expenses” means the aggregate of all (a) outstanding fees and expenses payable by the Company or Seller in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants; (b) any change of control, sale, stay, retention or transaction bonuses (including any amounts payable under the Retention Agreements), or other severance obligations or payments due by the Company or Seller to any Person under any Company Benefit Plan or Contract of the Company or Seller, which obligation or payment, in each case, is payable or becomes due as a result of or in connection with the transactions contemplated by this Agreement (including any severance or similar obligations that require a second trigger post-Closing, if the underlying arrangement was established or entered into prior to the Closing), but excluding any Liabilities or obligations arising pursuant to arrangements, agreements or understandings established by Buyer or its Affiliates after the Closing or at the written direction of Buyer or its Affiliates; (c) the employer portion of any applicable FICA, state, local or foreign employment, payroll or similar Taxes that are payable or become payable by Company or Seller pursuant to clauses (a) or (b) above; (d) all costs, fees and expenses related to the Tail Policies, (e) without duplication, and in accordance with Section 6.3(c), all costs, fees and expenses related to the E&O Tail Policy; (f) fifty percent (50%) of all filing fees in connection with the filing under the HSR Act; (g) fifty percent (50%) of the Transfer Taxes; and (h) fifty percent (50%) of the RWI Policy Costs. For the avoidance of doubt, Closing Date Seller Expenses shall exclude any amounts included as Indebtedness and Liabilities in the calculation of Net Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Tax Agreement” means a customary commercial agreement not primarily related to Taxes that contains agreements or arrangements relating to the apportionment, sharing, assignment, indemnification, or allocation of Taxes (such as a financing agreement with Tax gross-up obligations or a lease with Tax escalation provisions).
“Commingled Contracts” has the meaning set forth in Section 6.8.
“Company Benefit Plan” means each Employee Benefit Plan that is currently maintained, sponsored or contributed to by the Company for the benefit of present or former employees of the Company, or to which the Company is a party.
“Company Employee” means any current or former employee, director, independent contractor, non-employee service provider, or individual providing services to or on behalf of the Business.

“Company Indemnified Agents” has the meaning set forth in Section 6.3(a).
“Company IT Assets” means all Software, systems, computers, computer hardware, firmware, middleware, servers, networks, data communication lines, routers, hubs, switches, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video), and all other information technology equipment, and all associated documentation owned, leased or licensed (including through cloud-based or other third party service providers), or otherwise used or held for use, by the Company in the conduct of the Business.
“Company Subsidiaries” has the meaning set forth in Section 3.4.
“Confidentiality Agreement” means that certain agreement, dated as of April 28, 2025, by and between Buyer and Seller.
“Continuing Provisions” has the meaning set forth in Section 6.10(b)(iv).
“Contracts” means all legally binding contracts, agreements, leases, licenses, notes, instruments, and commitments (other than an Employee Benefit Plan), whether written or oral.
“Covered Parties” has the meaning set forth in Section 6.10(b)(iv).
“Customer Covered Parties” has the meaning set forth in Section 6.10(b)(iv).
“Customer Solicitation Breach” has the meaning set forth in Section 6.10(b)(iv).
“Cyber Tail Policy” has the meaning set forth in Section 6.3(c)
“D&O Tail Policy” has the meaning set forth in Section 6.3(c).
“Data Room” means the electronic data room hosted by Intralinks titled “Project Timber.”
“De Minimis Amount” has the meaning set forth in Section 7.2(c)(i).
“Disclosure Schedules” means the Disclosure Schedules delivered concurrently with the execution and delivery of this Agreement.
“Divestiture Period” means the eighteen (18) month period beginning on the date of closing of the applicable acquisition of a Person or business.
“Divestiture Requirements” means, with respect to an acquisition that is not a Permitted Acquisition, Seller or the applicable member of the Seller Group may nonetheless complete such acquisition if Seller or applicable member of the Seller Group divests that portion of such acquired Person or business that engages in the Restricted Business conducted within the Territory within the Divestiture Period (it being agreed that Seller or the applicable member of the Seller Group shall first inform Buyer if it intends to divest such Restricted Business in the Territory and shall consider in good faith any offer timely submitted by Buyer therefor).
“Dollars” and “$” means United States of America dollars.

“E&O Tail Policy” has the meaning set forth in Section 6.3(b).
“Employee Benefit Plan” means every material plan, program and arrangement (whether written or not), including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, short term disability, long term disability, severance, sickness or accident benefits, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria or flexible benefit plans, flexible spending account, adoption assistance, tuition assistance, or a transportation plan (whether or not defined in Section 3(1) of ERISA); (b) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA); (c) bonus, incentive, or compensation, including for this purpose any offer letter, employment agreements or independent contractor agreements; or (d) salary continuation, termination pay, or retention pay benefits (whether or not defined in Section 3(3) of ERISA); provided, however, that such term shall not include (i) routine employment policies and procedures developed and applied in the Ordinary Course of Business, including wage, vacation, holiday, and sick or other leave policies, (ii) workers compensation insurance or (iii) directors, officers and employees liability insurance.
“Employee Benefits Products or Services” means (a) employer-sponsored benefit accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term case, retirement programs, ancillary benefits sold to groups and similar or related products and services and (b) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care, and similar or related products and services).

“Engagement” has the meaning set forth in Section 8.11.

“Environmental Law” means any applicable Law in effect on the date of this Agreement relating to pollution or protection of human health, the environment, or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; and all comparable state and laws.

“Environmental Permit” means permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of any Governmental Authority under any Environmental Law.
“EPLI Tail Policy” has the meaning set forth in Section 6.3(c)
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.7(a).
“Estimated Closing Date Seller Expenses” has the meaning set forth in Section 2.7(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.7(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.7(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.7(a).
“Estimated Net Working Capital Deficit” means the amount, if any, by which (A) the Estimated Net Working Capital is less than (B) the Target Net Working Capital.
“Estimated Net Working Capital Surplus” means the amount, if any, by which (A) Estimated Net Working Capital is more than (B) the Target Net Working Capital.
“Excluded Business” means any business of a member of the Seller Group that is not the Business.
“Fiduciary Tail Policy” has the meaning set forth in Section 6.3(c)
“Final Cash and Cash Equivalents” has the meaning set forth in Section 2.7(f)(i).
“Final Closing Date Seller Expenses” has the meaning set forth in Section 2.7(f)(i).
“Final Closing Statement” has the meaning set forth in Section 2.7(b).
“Final Indebtedness” has the meaning set forth in Section 2.7(f)(i).
“Final Net Working Capital” has the meaning set forth in Section 2.7(f)(i).
“Final Purchase Price” has the meaning set forth in Section 2.7(f)(ii).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Firm” means a nationally-recognized independent accounting or financial consulting firm as mutually agreed to by the Parties.
“Fraud” means a claim against any Party based on common law fraud arising from an intentional and knowing misrepresentation of fact with respect to the making of a representation or warranty set forth in this Agreement (and not any fraud that is the result or consequence of negligence, recklessness, or similar theory under applicable tort law or based on equitable principles).
“Fundamental Representation Claim” means any indemnification sought or made pursuant to Section 7.2(a)(i)(y).
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Incorporation; Good Standing/Active Status), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), Section 3.5 (Organizational Documents; Qualifications), Section 3.19 (Fees and Expenses of Brokers and Others), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability), Section 4.4 (Capitalization; Ownership of Purchased Shares), Section 4.6 (Fees and Expenses of Brokers and Others), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization), and Section 5.5 (Brokers).
“GAAP” means United States generally accepted accounting principles applied as of December 31, 2024.

“General Representation Claim” means any indemnification sought or made pursuant to Section 7.2(a)(i)(x).
“General Representations” collectively means (i) all of the representations and warranties set forth in Article III and Article IV of this Agreement and (ii) the correlatively representations and warranties of those set forth in clause (i) of this definition that are set forth in or certified in any Transaction Document (but excluding, in each case, the Fundamental Representations and the Tax Representations).
“Governmental Authority” means any foreign, United States federal, state, municipal or other governmental department, commission, board, bureau, agency, legislative or administrative body or instrumentality.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, settlement, assessment, legally enforceable determination or award entered by or with any Governmental Authority.
“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. A Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum, including any derivative or by-product thereof, as well as radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax (however denominated or collected) imposed on or by reference to net income or profits and franchise, gross receipts, doing business, or occupation Taxes imposed in lieu thereof.
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money; (b) secured by any mortgage, pledge, security interest, Lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) in respect of guarantees of Indebtedness of others; (d) in respect of the deferred portion or installments of purchase price in connection with the acquisition of any business; (e) any obligation evidenced by bonds, debentures, notes or similar instruments; (f) Accrued Income Taxes, (g) Capital Lease Obligations; (h) all obligations in respect of declared but unpaid dividends, (i) all obligations under any interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, including any applicable breakage costs; (j) all reimbursement obligations under banker’s acceptances or letters of credit (only to the extent drawn) or similar facilities; (k) any off-balance sheet financing, including synthetic leases and project financing; (l) all liabilities for any accrued or unaccrued but earned and unpaid profit sharing and stock option bonuses (but not, for the avoidance of doubt, any senior or supervisor incentive bonuses which are included within Net Working Capital), accrued or unaccrued but earned and unpaid paid time off or deferred compensation with respect to any period prior to the Closing and all liabilities for outstanding severance obligations with respect to the termination of the employment of any Company Employees prior to the Closing Date for which the Company is liable and, in each case together with the employer portion of any applicable Taxes due in respect of any such payments; (m) liabilities in respect of any unfunded or underfunded (to the extent of such underfunding) defined contribution, defined benefit, pension, gratuity, jubilee, termination indemnity, retiree health or welfare plan or other similar plan to the extent the Company is liable at or following the Closing, in each case, together with the employer portion of any applicable Taxes due in respect of any such payments; (n) any claim related to the period prior to the Closing under any self-insured medical, dental, prescription, or other welfare insurance plan or program; (o) outstanding payment obligations of the Company necessary to terminate, release and discharge the Related Party Transactions, Intercompany Guarantees and any liabilities under Intercompany Accounts pursuant to Section 6.7; (p) those matters set forth on Section 1.1 of the Disclosure Schedules; and (q) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (p); provided that Indebtedness shall not include (i) undrawn letters of credit, (ii) swap arrangements to the extent not resulting in a payable obligation (including breakage costs), (iii) lease Liabilities related to operating leases prior to adoption of ASC 842, or (iv) accounts payable, accrued expenses or any other Liability included in Net Working Capital or Closing Date Seller Expenses.
“Infringe” means infringe, misappropriate, or otherwise violate.
“Insurance Products or Services” means (a) Employee Benefits Products or Services, (b) Insurance-Related Services, and/or (c) P&C Products or Services.
“Insurance-Related Services” means any services provided to a Client, either directly or by a third-party service provider, including but not limited to: third-party administration (TPA); risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review, and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other third-party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); or other services.
“Intellectual Property” means, collectively, all United States intellectual property, including all (a) patents and patent applications, (b) trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, logos and the goodwill associated therewith, (c) works of authorship, mask work rights, database rights, all whether or not copyrightable and whether registered or unregistered, copyright registrations and applications therefor, (d) proprietary inventions, know-how, trade secrets, and proprietary confidential business information, (e) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not copyrightable, (f) computer programs, software, operating systems, applications, firmware, databases, data collections, artificial intelligence technologies (including machine learning technologies and deep learning technologies) and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and related documentation and materials, including code repositories, development tools, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all other media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”), (g) rights of publicity, (h) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing, and (i) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Intercompany Account” means any intercompany account balance between the Company (or any Company Subsidiary), on the one hand, and Seller or any Affiliate of a Seller (other than the Company and the Company Subsidiaries) or any of their respective Related Parties, directors, officers or employees, on the other hand.
“Intercompany Guarantees” means any guarantee, keepwell, letter of credit, indemnity or contribution agreement, support agreement, comfort letter, insurance surety bonds or other contingent obligations (including any necessary collateral, indemnity or other agreements associated therewith) issued by or on behalf of (x) the Company (or any Company Subsidiary), on the one hand, for the benefit of any Seller or any Affiliate of a Seller (other than the Company and the Company Subsidiaries) or their respective Related Parties, on the other hand, or (y) any Seller or any Affiliate of a Seller (other than the Company and the Company Subsidiaries) or their respective Related Parties, on the one hand, for the benefit of the Company, the Company Subsidiaries or the Business, on the other hand (whether or not the Company or any Company Subsidiary is a party thereto).
“Internet Property” means all rights, title and interest in and to any internet-related assets, whether owned or licensed, including without limitation domain names, URLs, websites (and all content, source code, design, layout, metadata and “look and feel” thereof), social media accounts, email lists, online forums or communities, mobile/web applications, and any agreements, registrations or renewals, renewals-in-part or extensions with respect thereto.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“IRS” means the Internal Revenue Service.
“Knowledge” means (a) with respect to the Company or Seller, the knowledge of David Boyce and Dan Herman that each such individual would reasonably be expected to obtain after making reasonable inquiry and investigation, and (b) with respect to Buyer, the knowledge of David Bauer that each such individual would reasonably be expected to obtain after making reasonable inquiry and investigation.
“Law” means any foreign, United States federal, state, or local law, statute, or ordinance, and the rules, regulations, guidance and standards promulgated thereunder.
“Legacy Business” means the business of the Seller Group conducted as of immediately prior to the closing of the Business Combination (but not the business of the Qualifying Acquirer or its Affiliates, in each case, as of immediately prior to the Business Combination).
“Legacy Producers” means those producers who were employed by the Company or the Company’s Subsidiaries immediately prior to the Closing.
“Legal Proceeding” means any action, suit, litigation, claim or proceeding, whether threatened or actually, or formal or informal, brought or pursued by or before any Governmental Authority.
“Liabilities” means with respect to any Person, any and all debts, expenses, commitments, obligations, Taxes, or liabilities of any kind, whether direct or indirect (including guaranteed Liabilities), joint or several, absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, due or to become due, whenever (including in the past, present or future) or however arising (including whether arising by operation of Law, or out of any Contract or tort based on negligence or strict liability), in each case, whether or not the same would be required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or to be disclosed in any notes thereto.
“Lien” means any mortgages, liens, pledges, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements, options, rights of way, easements, or encumbrances of any kind.
“Losses” means any and all damages, losses, awards, Liabilities, Liens, Taxes, penalties, demands, assessments, settlements, deficiencies, claims, causes of action, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal fees related to the foregoing and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers (including claims under the RWI Policy), in each case whether involving a Third Party Claim or a claim solely between the parties (but excluding any exemplary or punitive damages unless payable in connection with a Third-Party Claim).
“Major Carrier” means the top 10 Carriers (by commission dollar value) of the Company and its Subsidiaries for the year ended December 31, 2024.
“Major Client” means the top 10 Clients (by dollar volume of revenue) of the Company and its Subsidiaries for the year ended December 31, 2024.
“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (b) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (c) similar programs.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has been, or could reasonably be expected to be materially adverse to (a) the business, results of operations, or financial condition of the Company (and the Company Subsidiaries) or the Business taken as a whole, or (b) the ability of Seller or the Company (and the Company Subsidiaries) to perform their respective obligations under this Agreement or any other Transaction Documents or to consummate the Transactions on a reasonably timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political, legal, Tax, regulatory, or business conditions; (ii) conditions generally affecting the industries in which the Company, the Company Subsidiaries or the Business operates; (iii) any changes in financial, banking credit, foreign exchange, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or similar calamity or crisis; (v) any changes in applicable Laws or GAAP occurring after the date hereof; (vi) epidemics, pandemics, or disease outbreak, including COVID-19, or any shut-downs or partial shut-downs related thereto imposed by any Governmental Authority, labor strikes, freight embargoes or delays, earthquakes, hurricanes, floods, storms, or other acts of God or natural disasters; or (vii) any failure by the Company or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that, subject to the other provisions of this definition, the underlying causes of such failures shall not be excluded); provided that any adverse effects resulting from matters described in any of the foregoing clauses (i), (ii), (iii), (iv), (v), or (vi) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Company (and the Company Subsidiaries) or the Business relative to other participants in the industries or geographies in which the Company, the Company Subsidiaries or the Business operate.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Net Working Capital” shall equal the difference between the current assets less current liabilities of the Company and the Company Subsidiaries, in each case, as determined in accordance with this Agreement and the Agreed Accounting Principles, as set forth on Exhibit F. For the avoidance of doubt, the definition of “Net Working Capital” (a) shall not include any Income Tax assets or liabilities, (b) shall not include Restricted Cash and (c) shall not include Trust Cash.
“New Customers” means any insurance customers in the Seller Markets that are first generated after the Closing by the Legacy Producers.
“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, trustees, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Non-Solicitation Liquidated Damages” has the meaning set forth in Section 6.10(b)(iv).
“Objection Notice” has the meaning set forth in Section 2.7(d).
“Order” means any order, injunction, judgment, decree or ruling of a Governmental Authority or arbitrator.
“Ordinary Course of Business” means the ordinary and usual course of the normal day-to-day operations of the Business (including as conducted by the Company and the Company Subsidiaries) in a manner consistent with past practice (including with respect to quantity and frequency); provided, that notwithstanding anything herein to the contrary, no breach of Contract, breach of warranty, tort, infringement, violation of Law, error, omission, or similar action, inaction or event, shall qualify as the Ordinary Course of Business.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person; and (b) all bylaws, limited liability company agreements, trusts and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.
“Owned Real Property” has the meaning set forth in Section 3.9(a).
“P&C Products or Services” means (a) commercial lines or personal lines property and casualty insurance products, and/or (b) commercial or individual bond or suretyship products.

“Party” or “Parties” have the meaning set forth in Section 1.2.
“Permits” means all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of all Governmental Authorities.
“Permitted Acquisition” means an acquisition, directly or indirectly, of any Person or business that engages in the Restricted Business in the Territory during the Restricted Period (and thereafter engages in such Restricted Business in the Territory), so long as, as of the date of such acquisition, (x) the Restricted Business conducted within the Territory by the acquired Person or business constitutes less than ten percent (10%) of the annual revenue of the acquired Person or business computed using the revenues of such acquired Person or business for each of (A) its most recently completed fiscal year prior to the proposed acquisition and (B) the projected revenue upon which the purchase price for such acquisition is based for the fiscal year in which the closing of such acquisition occurs, (y) the acquired Person or business has less than $10,000,000 in revenues derived from the Restricted Business within the Territory computed using the revenues of such acquired Person or business for each of (A) its most recently completed fiscal year prior to the proposed acquisition and (B) the projected revenue upon which the purchase price for such acquisition is based for the fiscal year in which the closing of such acquisition occurs, and (z) on a pro forma basis after giving effect to such Permitted Acquisition and all other Permitted Acquisitions, no more than $20,000,000 in revenues of Seller and the Seller Group shall be derived from the Restricted Business within the Territory computed using (i) the revenues of such acquired Person or business and (ii) the revenues of the business of each other Permitted Acquisition, in each case for the most recently completed fiscal year prior to the proposed acquisition.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings that suspend the ability to enforce such Liens and, in each case, for which adequate reserves have been established on the Financial Statements pursuant to GAAP, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable or being contested in good faith through appropriate proceedings that suspend the ability to enforce such Lien and, in each case, for which adequate reserves have been established on the Financial Statements pursuant to GAAP, (c) those other Liens listed on Section 3.9(a) of the Disclosure Schedule, (d) with respect to Leased Real Property, such rights with respect to leasehold improvements and such Lien rights with respect to such personal property as may be reserved to their respective lessors or landlords; and (e) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business consistent with past practice.
“Person” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity, or other legal entity.
“Personal Information” means any data or information that may be used to identify a natural person, or constitutes “personal information,” “personal data,” or any similar term under the Privacy and Security Requirements, in each case to the extent Processed by the Company or any Company Subsidiary.
“Personal Property Leases” has the meaning set forth in Section 3.10.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.
“Privacy and Security Requirements” means, to the extent applicable to Company or any Company Subsidiary, (a) any Laws regulating the processing of Personal Information; (b) the Payment

Card Industry Data Security Standard (“PCI DSS”) and any other privacy or data security- related industry standards to which the Company or any Company Subsidiary is legally bound; (c) all Contracts between the Company or any Company Subsidiary and any Person that impose obligations on the Company or any Company Subsidiary regarding the Processing of Protected Data; and (d) any public-facing privacy notices or privacy policies.
“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Protected Data” means data regulated by the PCI DSS, Personal Information, and all data for which the Company or any Company Subsidiary is required by Law or Contract to safeguard and/or keep confidential or private.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchase Price Adjustment Dispute Expenses” has the meaning set forth in Section 2.7(d).
“Purchase Price Cap” has the meaning set forth in Section 7.2(c)(ii).
“Purchased Shares” has the meaning set forth in the recitals to this Agreement.
“Qualifying Acquirer” has the meaning set forth in Section 6.10(b)(iv).
“Qualifying Action” has the meaning set forth in Section 8.11.
“Real Property Lease” or “Real Property Leases” have the meaning set forth in Section 3.8(k).
“Recovery Costs” has the meaning set forth in Section 7.5(a).
“Registered Intellectual Property” means all Intellectual Property that is subject to any issuance, registration, application, certificate, filing, or other documentation issued by, filed with, or recorded by any Governmental Authority, quasigovernmental authority, or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Related Party” means any former or present director or officer of a member of the Seller Group (including the Company and the Company Subsidiaries), or to the Knowledge of Seller any individual related by blood, marriage or adoption to any such individual or any Person in which any such individual holds any material beneficial interest.
“Release” means any release, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal, discharge, dumping, leaching or migration in the indoor or outdoor environment, including without limitation the movement of Hazardous Substances through the air, soil, surface water, groundwater or property.
“Relevant Date” means the date that is three (3) years preceding the date hereof.

“Representatives” means the agents, officers, directors, employees, accountants, counsel, financial advisors, investment advisors and other representatives of a Person.
“Restricted Business” means a business that is, in whole or in part, competitive with the Business as conducted as of the date hereof; provided, however, Restricted Business does not include any insurance sales, solicitation or other insurance-related activities of a member of the Seller Group (other than the Company and the Company Subsidiaries), where such activities (x) are ancillary in nature to the operations of such member of the Seller Group (other than the Company and the Company Subsidiaries), and (y) are consistent with activities conducted by such member of the Seller Group (other than the Company and the Company Subsidiaries) as of the date hereof.
“Restricted Cash” means any cash or cash equivalents, including the portion of any received but uncleared checks, drafts or wire transfers and any deposits made but not yet available (which for the avoidance of doubt shall include any third-party checks deposited in, or wire transfers issued to, the accounts of the Company) that is (i) not freely usable by and available to the Company because it is subject to restrictions or limitations on use or distribution by applicable Law or Contract, including restrictions on dividends, (ii) held as a security deposit, (iii) posted to support any letter of credit, surety bond or similar obligation, (iv) a customer deposit, or (v) otherwise held by the Company in trust for another Person.
“Restricted Period” has the meaning set forth in Section 6.10(b)(i).
“Retained Employees” has the meaning set forth in Section 6.4(a).
“Retention Agreement” has the meaning set forth in Section 6.4(d).
“Retention Amount” means: (a) with respect to any True Fundamental Representations, nil ($0) dollars at all times; (b) with respect to any Special Representations, $446,000, which amount may be eroded from time to time by any Loss incurred by a Buyer Indemnified Party in accordance with the terms hereof; and (c) with respect to any RWI Policy General Representations, (i) until the date that is 12 months from the Closing Date, $1,115,000, in the aggregate, and (ii) after the date that is 12 months from the Closing Date (the “Retention Drop-Down Date”), $892,000, in the aggregate, in each case as may be eroded from time to time by any Loss incurred by any Buyer Indemnified Party under the terms hereof; provided, that, if the then-remaining threshold amount under this clause (c) is less than $892,000, in the aggregate, on the Retention Drop-Down Date, the Retention Amount, with respect to the General Representations, shall not be increased or reinstated in any respect on the Retention Dropdown Date or any date thereafter.
“RWI Insurer” means AIG Specialty Insurance Company, on behalf of the applicable underlying insurers.
“RWI Policy” means that certain buyer-side representations and warranties insurance policy, substantially in the form attached hereto under Exhibit I.
“RWI Policy Costs” means all premium payments, brokerage commissions (to the extent not included in the premium), surplus lines, premium tax, other applicable Taxes, fees or surcharges, underwriting fees and any other costs or expenses payable in respect of the underwriting, placement and issuance of the RWI Policy.

“RWI Policy General Representations” means any representations set forth under Articles III and IV of this Agreement or any Transaction Document, but excluding the Special Representations and True Fundamental Representations.
“RWI Policy Limit” means $25,000,000.
“Security Breach” means any unauthorized or unlawful acquisition, access, use, disclosure, loss, interruption of access, or Processing of Protected Data.
“Seller” has the meanings set forth in the preamble to this Agreement.
“Seller Benefit Plan” means each Employee Benefit Plan that is currently maintained, sponsored or contributed to by Seller (or an Affiliate of Seller other than the Company) and in which present or former employees of the Company participate or are eligible to participate, or to which Seller (or an Affiliate of Seller other than the Company) is a party.
“Seller Group” means Seller and all Affiliates of Seller, which shall include the Company and Company Subsidiaries prior to the Closing, but exclude the Company and Company Subsidiaries from and after the Closing.
“Seller Indemnified Taxes” means (a) Taxes of the Company or any Company Subsidiary or relating to the business or assets of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods; (b) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Company Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or non-U.S. Law; (c) Taxes of any Person (other than the Company or Company Subsidiary, as applicable) imposed on or collected from the Company or Company Subsidiary, as applicable, arising under the principles of transferee or successor Liability, by Contract, or otherwise by operation of Law, relating to an event or transaction occurring before the Closing; and (d) Taxes payable by Seller pursuant to this Agreement.
“Seller Markets” means those geographic areas in which Seller and its Affiliates have a physical presence.
“Seller Marks” has the meaning set forth in Section 6.16(a).
“Seller Retention Amount” means the amount that is fifty percent (50%) of the then-current Retention Amount.
“Software” has the meaning set forth in the definition of Intellectual Property.
“Special Representations” means any of the representations set under Section 3.3 (Capitalization), Section 3.19 (Fees and Expenses of Brokers and Others), Section 4.4 (Capitalization; Ownership of Purchased Shares) and Section 4.6 (Fees and Expenses of Brokers and Others) of this Agreement.
“Straddle Tax Period” has the meaning set forth in Section 6.6.
“Subrogation Waiver Provision” has the meaning set forth in Section 6.9.

“Subsidiary” means each Person with respect to which a specified Person has the right to vote (directly or indirectly through one or more other Persons or otherwise) securities or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors of such Person.
“Sufficiency Representation Claim” means any indemnification sought or made pursuant to Section 7.2(a)(i)(x) that relates to any Sufficiency Representations.
“Sufficiency Representations” mean the representations and warranties set forth in Section 3.10 (Tangible Personal Property; Sufficiency of Assets).
“Tangible Personal Property” has the meaning set forth in Section 3.10.
“Target Net Working Capital” means $2,417,439.
“Tax” means any and all federal, state, local or non-U.S. taxes and other charges, fees, imports, levies, tariffs, duties, or assessments that are imposed, administered, assessed, enforced or collected by a Governmental Authority or Taxing Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, surplus line, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use, transfer, financial transaction, registration, value added, alternative or add on minimum, estimated, escheat, abandoned or unclaimed property or any other tax, including any interest, penalty or addition thereto, whether disputed or not. “Taxes” means any or all of the foregoing collectively.
“Tax Contest” has the meaning set forth in Section 6.6(d).
“Tax Representations” mean the representations and warranties set forth in Section 3.8 (Taxes) and the tax related representations and warranties set forth in Section 3.14 (Employee Benefit Plans).
“Tax Return” means any return, declaration, report, claim for refund, notice, election, form, filing, or information return or statement that is filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendment thereof (in each case, whether in written, electronic, or other form).
“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition, administration, enforcement or collection of any Tax.
“TCB Master Lease Amendment” has the meaning set forth in Section 2.6(a)(xviii).
“Territory” means the geographic region comprising the United States of America and Canada.
“TIA Master Lease Amendment” has the meaning set forth in Section 2.6(a)(xvii).
“Trademark(s)” means any word, name, symbol, design, logo, phrase, tagline, or combination thereof, whether registered or unregistered, including service marks, trade dress, or other indicia of origin, that (i) is used in commerce to identify, distinguish, or represent the source or origin of goods or services; (ii) gives the owner exclusive (or enforceable) rights to prevent others from using a confusingly similar mark; and (iii) includes any registration(s), applications for registration, renewals, renewals-in-part or extensions thereof, and the goodwill associated therewith.

“Transaction Documents” means this Agreement, the Transition Services Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed in connection with the consummation of the Transactions.
“Transaction Tax Deduction” means, regardless of by whom paid and whether or not paid prior to the Closing, any Income Tax deductions that are allocable to and properly deductible in a Pre-Closing Tax Period (determined at a “more than likely than not” or higher level of comfort) relating to the payment of (i) the Final Closing Date Seller Expenses, (ii) repayment of the Final Indebtedness, and (iii) any other deductible payments made in connection with the Transactions, in each case, which are economically borne directly or indirectly by Seller.  For this purpose, any success-based fees shall be treated as deductible in accordance with the seventy percent safe-harbor election in Rev. Proc. 2011-29.
“Transactions” means the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 6.6(h).
“Transition Services Agreement” has the meaning set forth in Section 2.6(a)(iv).
“Triggering Solicitation” means a solicitation of any Covered Party that is a breach of the requirements in the first sentence of Section 6.10(b)(iv), or was committed by the Qualifying Acquirer and would be a breach of the first sentence of Section 6.10(b)(iv) if committed by the Legacy Business.
“True Fundamental Representations” means any of the representations and warranties set forth in Section 3.1 (Incorporation; Good Standing/Active Status), Section 3.2(a)(i) (Conflicts; Consents of Third Parties), Section 3.4 (Subsidiaries), Section 3.5 (Organizational Documents; Qualifications), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability) and Section 4.3(a)(i) (Conflicts; Consents of Third Parties) of this Agreement.
“Trust Cash” means, as detailed in Exhibit G, (a) cash collected and held (as cash or cash equivalents) on behalf of Carriers for premium payments from insured Clients in the Ordinary Course of Business plus (b) agency bill receivable (in the case of this clause (b), calculated exclusive of commissions owed to Seller and net of advances where payments have been made to a Carrier prior to the collection of the receivable) minus (c) insurance and brokerage company premium payables. For the avoidance of doubt, Trust Cash shall not include any commissions that have not yet been distributed to the Company’s bank, lock box, or other accounts.
“WARN Act” has the meaning set forth in Section 3.15(i).

Exhibit 2.1

EXHIBIT B
Form of Transition Services Agreement

Exhibit 2.1
EXHIBIT C
Form of Referral Agreement

Exhibit 2.1
EXHIBIT D
Form of Commercial Agreement

Exhibit 2.1

Exhibit E
Form of Benefits Consulting Agreement

Exhibit 2.1
Exhibit F
Agreed Accounting Principles; Sample NWC Calculation

Exhibit 2.1
Exhibit G

Trust Cash Calculation

Exhibit 2.1
EXHIBIT H

Allocation Methodology

Exhibit 2.1
EXHIBIT I

Form of the RWI Policy